UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Horace Mann Educators Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Reg. §240.14a-101.

SEC 1913 (3-99)

HORACE MANN EDUCATORS CORPORATION

1 Horace Mann Plaza

Springfield, Illinois 62715-0001

ANNUAL MEETING—May 26, 2005

Dear Shareholders:

You are cordially invited to attend the Annual Meeting of your Corporation to be held at 9:00 a.m. Central Daylight Savings Time on Thursday, May 26, 2005 at The Renaissance Springfield Hotel, 701 East Adams Street, Springfield, Illinois.

We will present a report on the current affairs of the Corporation at the meeting and Shareholders will have an opportunity for questions and comments.

We request that you sign, date and mail your proxy card whether or not you plan to attend the Annual Meeting.

Prompt return of your proxy card will reduce the cost of further mailings and other follow-up work. You may revoke your voted proxy at any time prior to the meeting or vote in person if you attend the meeting.

We look forward to seeing you at the meeting. If you do not plan to attend and vote by proxy, let us know your thoughts about the Corporation either by letter or by comment on the proxy card.

Sincerely,

Joseph J. Melone Chairman of the Board	Louis G. Lower II President and Chief Executive Officer

Springfield, Illinois

April 20, 2005

HORACE MANN EDUCATORS CORPORATION

1 Horace Mann Plaza

Springfield, Illinois 62715-0001

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 26, 2005

Date:	Thursday, May 26, 2005

Time:	9:00 a.m. Central Daylight Savings Time

Place:	The Renaissance Springfield Hotel 701 East Adams Street Springfield, Illinois

Purpose:

1.      Elect eight Directors.

2.      Approve the Amended and Restated 2002 Incentive Compensation Plan.

3.      Ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2005.

4.      Conduct other business if properly raised.

Record Date:	March 28, 2005—Shareholders registered in the records of the Company or its agents on that date are entitled to receive notice of and to vote at the meeting.

Mailing Date:	The approximate mailing date of this proxy statement and the accompanying proxy card is April 20, 2005.

Your vote is important. Whether or not you plan to attend the Annual Meeting, the Board of Directors urges you to complete, date, sign and return the enclosed proxy card as soon as possible in the enclosed business reply envelope, which requires no postage if mailed in the United States of America. You may revoke your proxy at any time before the vote is taken at the Annual Meeting provided that you comply with the procedures set forth in the Proxy Statement to which this Notice of Annual Meeting of Shareholders is attached. If you attend the Annual Meeting, you may either vote by proxy or revoke your proxy and vote in person.

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GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Horace Mann Educators Corporation (the “Company”) of proxies from holders of the Company’s common stock, par value $.001 per share (the “Common Stock”). The proxies will be voted at the Annual Meeting of Shareholders to be held on Thursday, May 26, 2005 at 9:00 a.m. Central Daylight Savings Time at The Renaissance Springfield Hotel, 701 East Adams Street, Springfield, Illinois and through any adjournment or adjournments thereof (the “Annual Meeting”).

The mailing address of the Company is 1 Horace Mann Plaza, Springfield, Illinois 62715-0001 (telephone number (217) 789-2500). The Proxy Statement and the accompanying proxy card are being first transmitted to Shareholders of the Company on or about April 20, 2005.

The Board has fixed the close of business on March 28, 2005 as the record date (the “Record Date”) for determining the Shareholders of the Company entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, an aggregate of 42,876,978 shares of Common Stock were issued and outstanding, each share entitling the holder thereof to one vote on each matter to be voted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of such outstanding shares is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Proxies will be solicited by mail. The Company also intends to make, through bankers, brokers or other persons, a solicitation of beneficial owners of Common Stock.

At the Annual Meeting, Shareholders of the Company will be asked to elect eight Directors to hold office until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified, approve the Amended and Restated 2002 Incentive Compensation Plan and ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2005.

Shareholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 were mailed to known Shareholders on or about April 20, 2005.

Solicitation and Revocation

Proxies in the form enclosed are solicited by and on behalf of the Board. The persons named in the form of proxy have been designated as proxies by the Board. Such persons are Directors of the Company.

Shares of Common Stock represented at the Annual Meeting by a properly executed and returned proxy will be voted at the Annual Meeting in accordance with the instructions noted thereon, or if no instructions are noted, the proxy will be voted in favor of the proposals set forth in the Notice of Annual Meeting. A submitted proxy is revocable by a Shareholder at any time prior to it being voted provided that such Shareholder gives written notice to the Corporate Secretary at or prior to the Annual Meeting that such Shareholder intends to vote in person or by submitting a subsequently dated proxy. Attendance at the Annual Meeting by a Shareholder who has given a proxy shall not in and of itself constitute a revocation of such proxy.

Proxies will be solicited initially by mail. Further solicitation may be made by officers and other employees of the Company personally, by phone or otherwise, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of Common Stock. The costs of soliciting proxies will be borne by the Company. It is estimated these costs will be nominal.

Shareholder Approval

Shareholders are entitled to one vote per share on all matters submitted for consideration at the Annual Meeting. The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required for the election of Directors and the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2005. The vote required for approval of the Amended and Restated 2002 Incentive Compensation Plan is described in the section “Proposal No. 2 Approval of the Amended and Restated 2002 Incentive Compensation Plan—Vote Required for Approval” below.

Abstentions may not be specified with regard to the election of Directors. On other matters abstentions have the same effect as a vote “against” approval of the matter.

Please note that under the rules of the New York Stock Exchange brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. With respect to the matters to come before the Annual Meeting, if brokers are not entitled to vote without instructions and therefore cast broker non-votes, that will not affect the outcome of such matters.

Other Matters

Other than the matters set forth above, the Board has not received any Shareholder proposal by the deadline prescribed by the Securities and Exchange Commission rules, and otherwise knows of no matters to be brought before the Annual Meeting. However, should any other matters properly come before the meeting, the persons named in the accompanying Form of Proxy will vote or refrain from voting thereon at their discretion.

MATTERS TO BE CONSIDERED

Proposal No. 1     Election Of Eight Directors

The By-Laws of the Company provide for the Company to have not less than five nor more than fifteen Directors. The following eight persons currently are serving as Directors of the Company: William W. Abbott, Mary H. Futrell, Stephen J. Hasenmiller, Louis G. Lower II, Joseph J. Melone, Jeffrey L. Morby, Shaun F. O’Malley and Charles A. Parker. The terms of the current Directors expire at the Annual Meeting.

Upon the recommendation of the Nominating & Governance Committee, the Board has nominated Mr. Abbott, Dr. Futrell, Mr. Hasenmiller, Mr. Lower, Mr. Melone, Mr. Morby, Mr. O’Malley and Mr. Parker (the “Board Nominees”) to hold office as Directors. The proxies solicited by and on behalf of the Board will be voted “FOR” the election of the Board Nominees unless such authority is withheld as provided in the proxy. The Company has no reason to believe that any of the foregoing Board Nominees is not available to serve or will not serve if elected, although in the unexpected event that any such Board Nominee should become unavailable to serve as a Director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be nominated. Each Director will serve until the next Annual Meeting of Shareholders and until his or her respective successor is duly elected and qualified.

Board Nominees

The following information, as of March 28, 2005, is provided with respect to each Board Nominee:

William W. Abbott, 73 Chairman of the Compensation Committee; Member of the Executive and Nominating & Governance Committees of the Board	Mr. Abbott has been a Director of the Company since September 1996. He is currently self-employed as a business consultant. In 1989, Mr. Abbott retired after 35 years of service at The Proctor & Gamble Company, as a Senior Vice President in charge of worldwide sales and other operations. He currently serves as a member of the Board of Directors of Rotech Healthcare, Inc., a member of the Advisory Boards of Acorn Products, Inc. and Manco, and a member of the Board of Overseers of the Duke Cancer Center.

Mary H. Futrell, 64 Member of the Compensation and Nominating & Governance Committees of the Board	Dr. Futrell has been a Director of the Company since February 2001. She is currently Dean of the Graduate School of Education and Human Development, and Director of the Institute for Curriculum, Standards and Technology, The George Washington University, positions she has held for more than 5 years. In addition, Dr. Futrell is Professor, Department of Education Leadership, a position she has held since 1999. Dr. Futrell is also Founding President, Education International and past President, National Education Association and Virginia Education Association.

Stephen J. Hasenmiller, 55 Member of the Audit and Investment & Finance Committees of the Board	Mr. Hasenmiller has been a Director of the Company since September 2004. In March 2001, he retired after 24 years of service at The Hartford Financial Services Group, Inc., as a Senior Vice President— Personal Lines.

Louis G. Lower II, 59 President and Chief Executive Officer; Member of the Executive and Investment & Finance Committees of the Board	Mr. Lower joined the Company as Director, President and Chief Executive Officer in February 2000. Prior to that, he served as Chief Executive Officer of Allstate Life Insurance Company, a position he held from January 1990 through January 2000. He currently serves as a member of the Boards of Directors of the Life Office Management Association, Illinois Life Insurance Council, Insurance Marketplace Standards Association, NEA Foundation for the Improvement of Education, Abraham Lincoln Presidential Library and Museum and PMI Mortgage Insurance Co. Mr. Lower has over 25 years of experience in the insurance industry.

Joseph J. Melone, 73 Chairman of the Board; Chairman of the Executive and Nominating & Governance Committees; Member of the Compensation Committee of the Board	Mr. Melone has been a Director of the Company since February 2001. Prior to his retirement in 1998, he served as President and Chief Executive Officer of The Equitable Companies Inc. (1996-1998), Chairman and Chief Executive Officer of The Equitable Life Assurance Society (1994-1998) and Chairman and Chief Executive Officer of The Equitable Variable Life Insurance Company (1990-1998). Prior to 1990, Mr. Melone served as President of Prudential Insurance Company. He currently serves as a member of the Boards of Directors of Bysis, Inc. and Foster-Wheeler Corporation.

Jeffrey L. Morby, 67 Member of the Audit and Investment & Finance Committees of the Board	Mr. Morby has been a Director of the Company since September 1996. He is currently self-employed as a business consultant and investor. Mr. Morby serves as Managing Director of Amarna Corporation, LLC. Mr. Morby retired on June 30, 1996 as Vice Chairman of Mellon Bank Corporation and Mellon Bank, N.A. Mr. Morby currently serves as a member of the Boards of Directors of Restaurant Insurance Holdings, Inc., Pittsburgh Cultural Trust, the International Council of the World Wildlife Fund and the Board of International Advisors of the City of Wuhan, China.

Shaun F. O’Malley, 69 Chairman of the Audit Committee; Member of the Executive and Nominating & Governance Committees of the Board	Mr. O’Malley has been a Director of the Company since September 1996. He is currently the Chairman Emeritus of Price Waterhouse LLP, a title he has held since July 1995. Prior to that, he served as Chairman and Senior Partner of Price Waterhouse LLP. He currently serves as a member of the Boards of Directors of the Finance Company of Pennsylvania, Federal Home Loan Mortgage Corporation (“Freddie Mac”) and The Philadelphia Contributionship and as a member of the Board of Trustees of the University of Pennsylvania.

Charles A. Parker, 70 Chairman of the Investment & Finance Committee; Member of the Audit and Executive Committees of the Board	Mr. Parker has been a Director of the Company since September 1997. He retired in 1995 after 17 years of service at The Continental Corporation, including service as Executive Vice President, Chief Investment Officer and Director. He currently serves as a member of the Boards of Directors of Amerindo Funds, T.C.W. Convertible Fund and T.C.W. Galileo Funds Inc. and as a Governor of the Burridge Center for Research in Security Prices (University of Colorado School of Business).

All of the Board Nominees, except Stephen J. Hasenmiller, were elected Directors at the last Annual Meeting of Shareholders of the Company held on May 25, 2004. Mr. Hasenmiller was elected as a Director by the Board on September 13, 2004.

The Board of Directors recommends that Shareholders vote FOR the election of these eight nominees as Directors.

Proposal No. 2     Approval of the Amended and Restated 2002 Incentive Compensation Plan

Introduction

At the Annual Meeting, Shareholders will be asked to approve the Amended and Restated 2002 Incentive Compensation Plan (the “2002 Plan”), which was approved by the Board of Directors on March 8, 2005. This amendment to the 2002 Plan will not increase the number of shares reserved under the Plan, but will increase the number of shares that can be subject to awards of restricted stock and other “full-value awards”. Other changes being made will update the 2002 Plan in light of regulatory changes, including new restrictions on deferred compensation under Section 409A of the Internal Revenue Code (the “Code”).

The number of shares reserved and remaining available under the 2002 Plan at March 28, 2005 was 1.9 million shares (4.4% of the issued and outstanding shares of the Common Stock). Currently, the 2002 Plan imposes a cap on the number of shares that may become vested or be delivered in settlement of “full-value awards”, meaning awards other than options, stock appreciation rights (“SARs”), and similar awards for which the participant pays the intrinsic value directly or by forgoing a right to receive a cash payment from the Company. The proposed amendment and restatement of the 2002 Plan would increase this cap from 5% of the shares reserved under the Plan to 100% but would not increase the number of shares reserved and remaining available.

Upon approval of the Amended and Restated 2002 Plan, the total number of shares of the Common Stock that will be subject to outstanding awards and available for future awards under all equity compensation plans of the Company (excluding any employee stock purchase plan and 401(k) plan) will be approximately 1.9 million shares, or approximately 4.4% of the issued and outstanding shares of the Common Stock. Approximately 1.9 million shares would be available for full-value awards under the 2002 Plan. For more information on the total number of shares available under the Company’s equity compensation plans and subject to outstanding options, warrants and rights as of the end of the last fiscal year, see “Equity Compensation Plan Information”. Other changes to the 2002 Plan are discussed below.

The Board and its Compensation Committee approved the Amended and Restated 2002 Plan to help the Company:

•	Attract, retain, motivate and reward employees and Directors;

•	Provide equitable and competitive compensation opportunities; and

•	Promote creation of long-term value for Shareholders by closely aligning the interests of employees and Directors with the interests of Shareholders.

The Board and the Compensation Committee believe that awards linked to the Common Stock provide incentives for the achievement of important performance objectives and promote the long-term success of the

Company. The Board and Compensation Committee therefore view the 2002 Plan as a key element of the Company’s compensation program. Approval of the Amended and Restated 2002 Plan is intended to permit the increased use of performance shares and similar full-value awards rather than options. Such full-value awards are now comparatively advantageous in light of pending changes to accounting rules, the ability to link such awards to specific performance goals, and the fact that such awards closely align the employees’ and Directors’ interests with those of Shareholders.

Overview of 2002 Plan Awards

The 2002 Plan authorizes a broad range of awards, including:

•	stock options

•	stock appreciation rights (“SARs”)

•	restricted stock, a grant of actual shares subject to a risk of forfeiture and restrictions on transfer

•	deferred stock, a contractual commitment to deliver shares at a future date, which may or may not be subject to a risk of forfeiture (forfeitable deferred stock is sometimes called restricted stock units)

•	other awards based on Common Stock

•	dividend equivalents

•	performance shares or other stock-based performance awards (these include deferred stock or restricted stock awards that may be earned by achieving specific performance objectives)

•	cash-based performance awards tied to achievement of specific performance objectives

•	shares issuable in lieu of rights to cash compensation, including under the Company’s elective deferred compensation program

Vote Required for Approval

Approval of the Amended and Restated 2002 Plan will require the affirmative vote of the holders of a majority of the shares of the Common Stock present, or represented by proxy, and entitled to vote on the proposal at the Annual Meeting and the affirmative vote of a majority of votes cast on the proposal provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal.

Reasons for Shareholder Approval

The Board seeks approval of the Amended and Restated 2002 Plan by Shareholders in order to meet requirements of the New York Stock Exchange and to satisfy requirements of tax law to help preserve the Company’s ability to claim tax deductions for compensation to certain employees. In addition, the Board regards Shareholder approval of the Amended and Restated 2002 Plan as desirable and consistent with corporate governance best practices.

Section 162(m) of the Internal Revenue Code limits the deductions a publicly held company can claim for compensation in excess of $1 million in a given year paid to the Chief Executive Officer and the four other most highly compensated executive officers serving on the last day of the fiscal year (generally referred to as the “Named Executive Officers”). “Performance-based” compensation that meets certain requirements is not counted against the $1 million deductibility cap, and therefore remains fully deductible. For purposes of Section 162(m), approval of the Amended and Restated 2002 Plan will be deemed to include reapproval of the general business criteria upon which performance objectives for performance awards are based, described below under the captions “Performance-Based Awards” and “Annual Incentive Awards”. Shareholder approval of general business criteria, without specific targeted levels of performance, will permit qualification of incentive awards for full tax deductibility for a period of five years under Section 162(m). Shareholder approval of the performance goal inherent in stock options and stock appreciation rights (increases in the market price of stock) is not subject to a time limit under Section 162(m).

In addition, Shareholder approval will permit designated stock options to qualify as incentive stock options under the Internal Revenue Code for a period of ten years. Such qualification can give the holder of the options more favorable tax treatment, as explained below.

Restriction on Repricing; Loan Provision

Consistent with the requirements of the New York Stock Exchange, the 2002 Plan includes a restriction providing that, without Shareholder approval, the Company will not amend or replace options previously granted under the Plan in a transaction that constitutes a “repricing”. New York Stock Exchange rules define a “repricing” as amending the terms of an option after it is granted to lower its exercise price, any other action that is treated as a repricing under accounting principles generally accepted in the United States of America, or canceling an option at a time when its strike price is equal to or greater than the fair market value of the underlying Stock, in exchange for another option (including on a delayed basis), restricted stock, or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. Adjustments to the exercise price or number of shares subject to an option to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a “repricing”. In addition, provisions of the 2002 Plan authorizing loans to participants have been eliminated.

Description of the 2002 Plan

The following is a brief description of the material features of the 2002 Plan. This description, including information summarized above, is qualified in its entirety by reference to the full text of the proposed Amended and Restated 2002 Plan, a copy of which is attached to this Proxy Statement as Appendix A.

Shares Available under the 2002 Plan. The proposal would not change the aggregate number of shares reserved under the 2002 Plan, but would increase the Plan’s limit on the portion that can be used for restricted stock and other full-value awards. Information on these provisions may be found in the “Introduction” above. The number of shares reserved under the 2002 Plan and the limit on shares used for full-value awards are subject to adjustment in the event of stock splits, stock dividends, and other extraordinary events.

Only the number of shares actually delivered to participants in connection with an award after all restrictions have lapsed will be counted against the number of shares reserved under the 2002 Plan. Thus, shares will remain available for new awards if an award expires, is forfeited, or is settled in cash, if shares are withheld or separately surrendered to pay the exercise price of an option or to satisfy tax withholding obligations relating to an award, if fewer shares are delivered upon exercise of an SAR than the number to which the SAR related (this provision is clarified in the Amended and Restated 2002 Plan), or if shares that had been issued as restricted stock are forfeited. The Amended and Restated 2002 Plan clarifies that awards may be outstanding relating to a greater number of shares than the aggregate remaining available under the 2002 Plan so long as the Compensation Committee ensures that awards will not result in delivery and vesting of shares in excess of the number then available under the 2002 Plan. Shares delivered under the 2002 Plan may be either newly issued or treasury shares.

On March 28, 2005, the last reported sale price of the Common Stock in consolidated transactions reported by the New York Stock Exchange was $17.58 per share.

Per-Person Award Limitations. The 2002 Plan includes a limitation on the amount of awards that may be granted to any one participant in a given year in order to qualify awards as “performance-based” compensation not subject to the limitation on deductibility under Section 162(m) of the Internal Revenue Code. Under this annual per-person limitation, no participant may in any year be granted share-denominated awards under the 2002 Plan relating to more than his or her “Annual Limit” for each type of award as defined in the 2002 Plan. The Annual Limit equals 500,000 shares plus the amount of the participant’s unused Annual Limit relating to share-based awards as of the close of the previous year, subject to adjustment for splits and other extraordinary corporate events. In the case of cash-denominated awards, the 2002 Plan limits performance awards that may be earned by a participant to the participant’s defined Annual Limit, which for this purpose equals $2.5 million plus the amount of the participant’s unused cash Annual Limit as of the close of the previous year. The per-person limit for cash-denominated performance awards does not operate to limit the amount of share-based awards, and vice versa. These limits apply only to awards under the 2002 Plan, and do not limit the Company’s ability to enter into compensation arrangements outside of the 2002 Plan.

Adjustments. Adjustments to the number and kind of shares subject to the share limitations and specified in the share-based Annual Limit are authorized in the event of a large, special or non-recurring dividend or distribution, recapitalization, stock split, stock dividend, reorganization, business combination, or other similar corporate transaction or event affecting the Common Stock. The Company is also obligated to adjust outstanding awards upon the occurrence of these types of events to preserve, without enlarging, the rights of Plan participants with respect to such awards. The Compensation Committee may adjust performance conditions and other terms of awards in response to these kinds of events or to changes in applicable laws, regulations, or accounting principles, except that adjustments to awards intended to qualify as “performance-based” generally must conform to requirements imposed by Section 162(m).

Eligibility. Executive officers and other employees of the Company and its subsidiaries, and non-employee directors, consultants and others who provide substantial services to the Company and its subsidiaries, are eligible to be granted awards under the 2002 Plan. In addition, any person who has been offered employment by the Company or a subsidiary may be granted awards, but such prospective grantee may not receive any payment or exercise any right relating to the award until he or she has commenced employment or the providing of services. As of March 28, 2005, approximately 2,300 persons would be potentially eligible for awards under the 2002 Plan. Awards currently outstanding under the 2002 Plan are held by 1,509 current and former employees of the Company as of March 28, 2005.

Administration. The 2002 Plan is administered by the Compensation Committee, except that the Board may itself act to administer the Plan. The Board must perform the functions of the Compensation Committee for purposes of granting awards to non-employee Directors. (References to the “Compensation Committee” here mean the Compensation Committee or the full Board exercising authority with respect to a given award). The amendment to the 2002 Plan provides that the composition and governance of the Compensation Committee shall be established in the Compensation Committee’s charter adopted by the Board. Subject to the terms and conditions of the 2002 Plan, the Compensation Committee is authorized to select participants, determine the type and number of awards to be granted and the number of shares to which awards will relate or the amount of a performance award, specify times at which awards will be exercisable or settled, including performance conditions that may be required as a condition thereof, set other terms and conditions of such awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2002 Plan, and make all other determinations which may be necessary or advisable for the administration of the 2002 Plan. Nothing in the 2002 Plan precludes the Compensation Committee from authorizing payment of other compensation, including bonuses based upon performance, to officers and employees, including the Executive Officers, outside of the 2002 Plan. The 2002 Plan provides that members of the Compensation Committee and the Board shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the 2002 Plan.

Stock Options and SARs. The Compensation Committee is authorized to grant stock options, including both incentive stock options (“ISOs”), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. SARs may also be granted, entitling the participant to receive the excess of the fair market value of a share on the date of exercise over the SAR’s designated “base price”. The exercise price of an option and the base price of a SAR are determined by the Compensation Committee, but generally may not be less than the fair market value of the Common Stock shares on the date of grant (except as described below under “Other Terms of Awards”). The maximum term of each option or SAR will be ten years. Subject to this limit, the times at which each option or SAR will be exercisable and provisions requiring forfeiture of unexercised options (and in some cases gains realized upon an earlier exercise) at or following termination of employment or upon the occurrence of other events generally are fixed by the Compensation Committee. Options may be exercised by payment of the exercise price in cash, Common Stock shares having a fair market value equal to the exercise price or surrender of outstanding awards or other property having a fair market value equal to the exercise price, as the Compensation Committee may determine. This may include withholding of option shares to pay the exercise price. The Compensation Committee also is permitted to establish procedures for broker-assisted cashless exercises. Methods of exercise and settlement and other terms of SARs will be determined by the Compensation Committee. SARs may be exercisable for Common Stock or for cash, as determined by the Compensation Committee. Options and SARs may be granted on terms that cause such awards not to be subject to IRS Code Section 409A (“Section 409A”). Alternatively, such awards and cash stock appreciation rights may have terms that cause those awards to be deemed deferral arrangements subject to Section 409A. The Compensation Committee can require that outstanding options be surrendered in exchange for a grant of SARs with economically matching terms.

Restricted and Deferred Stock/Restricted Stock Units. The Compensation Committee is authorized to grant restricted stock and deferred stock. Prior to the end of the restricted period, Common Stock shares granted as restricted stock may not be sold and will be forfeited in the event of termination of employment in specified circumstances. The Compensation Committee will establish the length of the restricted period for awards of restricted stock. Aside from the risk of forfeiture and non-transferability, an award of restricted stock entitles the participant to the rights of a Shareholder of the Company, including the right to vote the Common Stock shares and to receive dividends (which may be forfeitable or non-forfeitable), unless otherwise determined by the Compensation Committee.

Deferred stock gives a participant the right to receive Common Stock shares at the end of a specified deferral period. Deferred stock subject to forfeiture conditions may be denominated as an award of “restricted stock units”. The Compensation Committee will establish any vesting requirements for deferred stock/restricted stock units granted for continuing services. One advantage of restricted stock units, as compared to restricted stock, is that the period during which the award is deferred as to settlement can be extended past the date the award becomes non-forfeitable, so the Compensation Committee can require or permit a participant to continue to hold an interest tied to Common Stock on a tax-deferred basis. Prior to settlement, deferred stock awards, including restricted stock units, carry no voting or dividend rights or other rights associated with stock ownership, but dividend equivalents (which may be forfeitable or non-forfeitable) will be paid or accrue if authorized by the Compensation Committee.

Other Stock-Based Awards, Stock Bonus Awards, and Awards in Lieu of Other Obligations. The 2002 Plan authorizes the Compensation Committee to grant awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Common Stock. The Compensation Committee will determine the terms and conditions of such awards, including the consideration to be paid to exercise awards in the nature of purchase rights, the periods during which awards will be outstanding, and any forfeiture conditions and restrictions on awards. In addition, the Compensation Committee is authorized to grant Common Stock shares as a bonus free of restrictions, or to grant Common Stock shares or other awards in lieu of obligations under other plans or compensatory arrangements, subject to such terms as the Compensation Committee may specify.

Performance-Based Awards. The Compensation Committee may grant performance awards, which may be cash-denominated awards or share-based awards. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition of awards being granted or becoming exercisable or settleable, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the Compensation Committee. If so determined by the Compensation Committee, in order to avoid the limitations on tax deductibility under Section 162(m) of the Code, the business criteria used by the Compensation Committee in establishing performance goals applicable to performance awards to the Named Executive Officers will be selected from among the following:

•	insurance premiums written, contract deposits, contract charges earned, or contracts in force;

•	income before realized investment gains and losses (operating income), before or after taxes, and income before or after interest, depreciation, amortization, or extraordinary or special items;

•	income before realized investment gains and losses (operating income) per common share (basic or diluted), and income before realized investment gains and losses (operating income) from continuing operations per common share (basic or diluted);

•	return on equity, return on assets (gross or net), return on investment, or return on capital;

•	cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital;

•	net interest margin;

•	annuity accumulated value and annuity accumulated value persistency;

•	net investment income and realized investment gains or losses (including on a per share basis);

•	economic value created;

•	operating margin or profit margin;

•	expense ratios;

•	stock price or total shareholder return;

•	dividends, including as a percentage of net income; and

•	strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, sales units, agent growth and goals relating to acquisitions, divestitures or joint ventures.

The Compensation Committee retains discretion to set the level of performance for a given business criterion that will result in the earning of a specified amount under a performance award. These goals may be set with fixed, quantitative targets, targets relative to past Company performance, or targets compared to the performance of other companies, including published or special indices selected by the Compensation Committee. The Compensation Committee may specify that these performance measures will be determined before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, or other financial and general and administrative expenses for the performance period.

Annual Incentive Awards. One type of performance award that may be granted under the 2002 Plan is Annual Incentive Awards, settleable in cash or in shares upon achievement of pre-established performance objectives achieved during a specified period of up to one year. The Compensation Committee generally must establish the terms of annual incentive awards, including the applicable performance goals, the corresponding amounts payable (subject to per-person limits), and other terms of settlement, not later than 90 days after the beginning of the fiscal year. As stated above, annual incentive awards granted to Named Executive Officers are intended to constitute “performance-based compensation” not subject to the limitation on deductibility under Code Section 162(m). In order for such an annual incentive award to be earned, one or more of the performance objectives described in the preceding paragraph must be achieved. The Compensation Committee may specify additional requirements for the earning of such awards.

Other Terms of Awards. Awards may be settled in cash, Common Stock shares, or other awards or property at the discretion of the Compensation Committee. The Compensation Committee may require or permit participants to defer the settlement of all or part of an award, including Common Stock shares issued upon exercise of an option subject to compliance with Section 409A, in accordance with such terms and conditions as the Compensation Committee may establish, including payment or crediting of interest or dividend equivalents on any deferred amounts. A new provision is being added to the 2002 Plan to allow vested but deferred awards to be paid out to the participant in the event of an unforeseeable emergency. The Compensation Committee is authorized to place cash, Common Stock shares or other property in trusts or make other arrangements to provide for payment of the Company’s obligations under the 2002 Plan. The Compensation Committee may condition awards on the payment of taxes, and may provide for mandatory or elective withholding of a portion of the Common Stock shares or other property to be distributed in order to satisfy tax obligations. Awards granted under the Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Compensation Committee may permit transfers of awards other than incentive stock options on a case-by-case basis. This flexibility can allow for estate planning or other limited transfers consistent with the incentive purpose of the Plan.

The Compensation Committee is authorized to impose non-competition, non-solicitation, confidentiality, non-disparagement and other requirements as a condition on the participant’s right to retain an award or gains realized by exercise or settlement of an award. Awards under the 2002 Plan may be granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Compensation Committee may, however, grant awards in substitution for, exchange for or buyout of other awards under the 2002 Plan, awards under other Company plans, or other rights to payment from the Company, and may exchange or buy out outstanding awards for cash or other property. The Compensation Committee also may grant awards in addition to and in tandem with other awards or rights. In granting a new award, the Compensation Committee may determine that the in-the-money value or fair value of any surrendered award may be applied to reduce the exercise price of any option, base price of any SAR, or purchase price of any other award.

Dividend Equivalents. The Compensation Committee may grant dividend equivalents. These are rights to receive payments equal in value to the amount of dividends paid on a specified number of shares of Common Stock while an award is outstanding. These amounts may be in the form of cash or rights to receive additional awards or additional shares of Common Stock having a value equal to the cash amount. The awards may be granted on a stand-alone basis or in conjunction with another award, and the Compensation Committee may specify whether the dividend equivalents will be forfeitable or non-forfeitable. Typically, rights to dividend equivalents are granted in connection with restricted stock units or deferred stock, so that the participant can earn amounts equal to dividends paid on the number of shares covered by the award while the award is outstanding.

Vesting, Forfeitures, and Related Award Terms. The Compensation Committee may in its discretion determine: the vesting schedule of options and other awards, the circumstances that will result in forfeiture of the awards, the post-termination exercise periods of options and similar awards and the events that will result in acceleration of the ability to exercise and the lapse of restrictions, or the expiration of any deferral period on any award. Except as explained below, full-value awards, if their grant or vesting is subject to performance conditions, will have a minimum performance-vesting period of one year and will have a minimum service-based vesting period of three years if not subject to performance conditions. Such awards may vest on an accelerated basis in the event of death, disability, retirement, or a change in control or other special circumstances. Vesting over a one-year period or three-year period will include periodic vesting within the period if the rate of such vesting is proportional (or less rapid) throughout such period. In addition, up to 5% of the Common Stock shares authorized under the Plan may be granted as full-value awards without the minimum vesting requirements described in this paragraph.

In addition, the 2002 Plan provides that, in the event of a Change of Control of the Company, unless otherwise provided by the Compensation Committee, a subsequent termination of employment or service not for cause within the year following the Change of Control will result in accelerated vesting and exercisability of the participant’s awards (except that awards with separate performance conditions will be governed by the terms of any applicable award agreement). A “Change of Control” generally includes (i) approval by Shareholders of a merger, reorganization, consolidation, or similar transaction in which the Company is not the surviving corporation or in which Common Stock would be converted to cash, securities or other property, other than a merger in which the ownership percentage of any Shareholder is not decreased by 10% or more (except by virtue of odd lot transactions), (ii) Shareholder approval of a liquidation, dissolution or sale of substantially all assets, (iii) any “person” becomes the owner, directly or indirectly, of more than 50% of the Company, and (iv) certain changes of more than half of the membership of the Board of Directors. Change in control provisions are limited, however, by applicable restrictions under Section 409A.

Amendment and Termination of the 2002 Plan. The Board may amend, suspend, discontinue, or terminate the 2002 Plan or the Compensation Committee’s authority to grant awards thereunder without Shareholder approval, except as required by law or regulation or under New York Stock Exchange rules. New York Stock Exchange rules now require Shareholder approval of any material revision to plans such as the 2002 Plan. Under these rules, however, Shareholder approval will not necessarily be required for all amendments that might increase the cost of the 2002 Plan or broaden eligibility. Unless earlier terminated, the 2002 Plan will terminate at such time that no shares reserved under the 2002 Plan remain available and the Company has no further obligation with respect to any outstanding award.

Federal Income Tax Implications of the 2002 Plan

The Company believes that under current law the following Federal income tax consequences generally would arise with respect to awards under the 2002 Plan.

Options and SARs that are not deemed to be deferral arrangements under Section 409A would have the following tax consequences: The grant of an option or a SAR will create no federal income tax consequences for the participant or the Company. A participant will not have taxable income upon exercising an option that is an ISO, except that the alternative minimum tax may apply. Upon exercising an option that is not an ISO, the participant generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and non-forfeitable shares acquired on the date of exercise. Upon exercising a SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the shares received.

Upon disposition of shares acquired from the exercise of an ISO before the end of the applicable ISO holding period, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the ISO shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant’s sale of shares acquired by exercise of an option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax “basis” in such shares. The tax “basis” normally is the exercise price plus any amount he or she recognized as ordinary income in connection with the option’s exercise. A participant’s sale of shares acquired by exercise of a SAR generally will result in a short-term or long-term capital gain or loss measured by the difference between the sale price and the tax “basis” in the shares, which generally is the amount he or she recognized as ordinary income in connection with the SAR’s exercise.

The Company normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with an option or SAR, but not relating to a participant’s capital gains. Accordingly, the Company will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding period before selling the shares.

Some options and SARs, such as those with deferral features and a SAR settleable in cash, may be subject to Section 409A, which regulates deferral arrangements. In such cases, the distribution to the participant of shares or cash relating to the award would have to meet certain restrictions in order for the participant not to be subject to tax and a tax penalty at the time of vesting. One significant restriction would be a requirement that the distribution not be controlled by the participant’s discretionary exercise of the option or SAR (subject to limited exceptions). If the distribution and other award terms meet applicable requirements under Section 409A, the participant would realize ordinary income at the time of distribution, with the amount of ordinary income equal to the distribution date value of the shares less any exercise price actually paid. The Company would not be entitled to a tax deduction at the time of exercise but would become entitled to a tax deduction at the time shares are delivered at the end of the deferral period.

Awards other than options and SARs that result in a transfer to the participant of cash or shares or other property generally will be structured under the 2002 Plan to meet applicable requirements under Section 409A. If no restriction on transferability or substantial risk of forfeiture applies to amounts distributed to a participant, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares actually received. Thus, for example, if the Company grants an award of deferred stock that has vested or requires or permits deferral of receipt of cash or shares under a vested award, the participant should not become subject to income tax until the time at which shares are actually delivered, and the Company’s right to claim a tax deduction will be deferred until that time. On the other hand, if a restriction on transferability and substantial risk of forfeiture applies to shares or other property actually distributed to a participant under an award (such as, for example, a grant of restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts when either the transferability restriction or risk of forfeiture lapses, whichever is earlier. In all cases, the Company can claim a tax deduction in an amount equal to the ordinary income recognized by the participant except as discussed below. A participant may elect to be taxed at the time of grant of restricted stock or other property rather than upon lapse of restrictions on transferability or the risk of forfeiture, but if the participant subsequently forfeits such shares or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he or she previously paid tax.

Any award that is deemed to be a deferral arrangement (excluding certain exempted short-term deferrals) will be subject to Section 409A. Certain participant elections and the timing of distributions relating to such awards must meet requirements under Section 409A in order for income taxation to be deferred and tax penalties avoided by the participant upon vesting of the award.

As discussed above, compensation that qualifies as “performance-based” compensation is excluded from the $1 million deductibility cap of Section 162(m) and therefore remains fully deductible by the company that pays it. Under the 2002 Plan, options and SARs granted with an exercise price or base price at least equal to 100% of fair market value of the underlying stock at the date of grant, annual incentive awards to employees the Compensation Committee expects to be Named Executive Officers at the time compensation is received, and certain other awards which are conditioned upon achievement of performance goals are intended to qualify as such “performance-based” compensation. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the 2002 Plan will be fully deductible under all circumstances. In addition, other awards under the 2002 Plan generally will not so qualify, so that compensation paid to Named Executive Officers in connection with such awards, to the extent it and other compensation subject to Section 162(m)’s deductibility cap exceed $1 million in a given year, may not be deductible by the Company as a result of Section 162(m).

The foregoing provides only a general description of the application of federal income tax laws to certain awards under the 2002 Plan. This discussion is intended for the information of Shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the 2002 Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply, including in the case of variations in transactions that are permitted under the 2002 Plan (such as payment of the exercise price of an option by surrender of previously acquired Common Stock shares). The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

New Plan Benefits Under the 2002 Plan

Because future awards under the Amended and Restated 2002 Plan will be granted at the discretion of the Compensation Committee, the type, number, recipients, and other terms of such awards cannot be determined at this time, except as described in the paragraph below. Information regarding the Company’s recent practices with respect to annual incentive awards and stock-based compensation under the 2002 Plan is presented in the “Summary Compensation Table” elsewhere in this Proxy Statement and in the Company’s consolidated financial statements for the fiscal year ended December 31, 2004 contained in the Annual Report on Form 10-K which accompanies this Proxy Statement.

The following table shows awards that have been authorized under the 2002 Plan subject to approval of the Amended and Restated 2002 Plan by Shareholders at the 2005 Annual Meeting. These awards, authorized as part of the Company’s Long-Term Incentive Program, are performance shares that may be earned in the 2005-2006 performance period. Performance will be measured separately in each year of the performance period, with the performance goal for 2005 based 25% on earnings, 35% on return on equity, and 40% on growth in two key measures of the Company’s insurance business, and the performance goal for 2006 based 60% on total shareholder return compared to a group of peer companies and 40% on growth in the same two key insurance business measures. To earn an above target payout on the portion of the award earnable based on growth in key insurance business measures also requires that a threshold level of earnings be attained. The table below shows the restricted stock units (“RSUs”) that can be earned upon achievement of specified levels of performance for the 2005-2006 performance period. No performance RSUs will be earned with respect to a particular performance measure if a specified threshold level of performance is not reached, and awards are earned at the “Maximum” rate if a specified level of performance well in excess of the target performance level is achieved. Performance RSUs earned in 2005 or 2006 will be subject to an additional service-based vesting period of three years beyond the year in which they are earned.

2005-2006 Long-Term Incentive Program

Restricted Stock Units Earned for Performance at Specified Levels

Name and Position	Threshold	Target	Maximum
Louis G. Lower II President and Chief Executive Officer	18,325	36,650	73,300
Peter H. Heckman Executive Vice President and Chief Financial Officer	8,325	16,650	33,300
Douglas W. Reynolds Executive Vice President—Property & Casualty and Information Technology	7,500	15,000	30,000
Paul D. Andrews Senior Vice President, Corporate Services	3,325	6,650	13,300
Ann M. Caparrós General Counsel, Chief Compliance Officer and Corporate Secretary	2,500	5,000	10,000
All Current Executive Officers as a Group (9 in number)	51,625	103,250	206,500
All Current Non-Executive Officer Directors as a Group (0 in number)	0	0	0
All Current Non-Executive Officer Employees as a Group (22 in number)	28,700	57,400	114,800

The Long-Term Incentive Program for 2005-2006 provides for payment of separate cash awards based on achievement of the same performance goals. These cash awards are authorized under the 2002 Plan as currently in effect, and therefore are not subject to Shareholder approval of the Amended and Restated 2002 Plan.

Equity Compensation Plan Information

The following table provides information as of December 31, 2004 regarding outstanding awards and shares remaining available for future issuance under the Company’s equity compensation plans (excluding 401(k) plans, ESOPs, and similar tax-qualified plans):

Equity Compensation Plans	Number of Securities to be Issued Upon Exercise of Outstanding Options (a)	Weighted-Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Plans approved by shareholders
Stock Incentive Plans(1)	4,219,154	$19.01	2,405,806	(2)
Directors’ Deferred Compensation Plan	0	0	366,924	(3)

Subtotal	4,219,154	$19.01	2,772,730

Plans not approved by shareholders
Employee’s Deferred Compensation Plan(4)	0	0	25,310	(5)

Total	4,219,154	$19.01	2,798,040

(continued on next page)

(1)	Includes the 1999 Horace Mann Educators Corporation Incentive Compensation Plan, the 2001 Horace Mann Educators Corporation Incentive Compensation Plan and the 2002 Horace Mann Educators Corporation Incentive Compensation Plan (the “2002 Plan”).
(2)	Of the shares of Common Stock remaining available for future issuance, a total of 150,000 shares may be issued as restricted stock or grants of stock as a bonus under the 2002 Plan at December 31, 2004. The 2002 Plan allows 5% of shares of Common Stock authorized under the 2002 Plan (3,000,000 shares) to be issued as restricted stock or bonus shares.
(3)	As of December 31, 2004, the shares of Common Stock available for issuance under the Company’s Directors’ Deferred Compensation Plan related to Common Stock units outstanding were valued at $18.94 per share. No exercise price is associated with the shares of Common Stock issuable under this Plan.
(4)	The only non-security holder approved equity plan of the Company is the Horace Mann Educators Corporation Deferred Compensation Plan (the “DCP”). The DCP permits participants in certain cash incentive programs to defer compensation in the form of Common Stock equivalents, which can be settled in cash at the end of the specified deferral period. For purposes of the DCP, Common Stock equivalents are valued at 100% of the fair market value of Common Stock on the date of crediting to the participant’s deferral account. Approximately 36 senior executives of the Company have been eligible to participate in the DCP since its inception in 1998. The DCP does not reserve a specific number of shares for delivery in settlement of Common Stock equivalents but instead provides that shares will be available to the extent needed for such settlements. Further information on the DCP appears in the section “Report on Executive Compensation of the Compensation Committee of the Board of Directors—Deferred Compensation Plan” below.
(5)	As of December 31, 2004, the shares of Common Stock available for issuance under the Company’s Employees’ Deferred Compensation Plan were valued at $19.08 per share. No exercise price is associated with the shares of Common Stock issuable under this Plan.

If Shareholders decline to approve the Amended and Restated 2002 Plan, the performance shares described above and other awards will not be granted under the 2002 Plan to the extent necessary so that submission of the Plan to Shareholders will have met the requirements of Treasury Regulation 1.162-27(e)(4). The 2002 Plan, as previously approved by Shareholders, would remain in effect, however.

The Board of Directors considers the Amended and Restated 2002 Plan to be in the best interests of the Company and its Shareholders and therefore recommends that Shareholders vote FOR approval of the amendment and restatement of the 2002 Plan at the Annual Meeting.

Proposal No. 3     Ratification of Independent Registered Public Accounting Firm

The independent registered public accounting firm selected by the Audit Committee of the Board for the Company’s fiscal year ending December 31, 2005 is KPMG LLP. KPMG LLP served in that capacity for the fiscal year ended December 31, 2004. A representative of that firm is expected to be present at the Annual Meeting. The representative will be given an opportunity to make a statement to the Shareholders and he or she is expected to be available to respond to appropriate questions from Shareholders.

The Board of Directors recommends that Shareholders vote FOR the ratification of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2005.

EXECUTIVE OFFICERS

Set forth below is certain information, as of March 28, 2005, with respect to certain executive officers of the Company and its subsidiaries who are not Directors of the Company (“Executive Officers”) (Louis G. Lower II, President and Chief Executive Officer, is discussed above):

Peter H. Heckman, 59 Executive Vice President and Chief Financial Officer	Mr. Heckman joined the Company in April 2000 as Executive Vice President and Chief Financial Officer (“CFO”). Prior to that, he served as Vice President of Allstate Life Insurance Company from 1988 through April 2000, where he held both senior financial and operating positions. Mr. Heckman has over 30 years of experience in the insurance industry.

Douglas W. Reynolds, 51 Executive Vice President, Property & Casualty and Information Technology	Mr. Reynolds joined the Company in November 2001 as Executive Vice President, Property and Casualty. In December 2003, he also assumed responsibility for Information Technology. He previously served as Regional Vice President of AIG, Inc., a position he held from February 2000 through November 2001, where he was responsible for all property and casualty business for Southeast Asia and China. Prior to that, he served as Vice President of Allstate Insurance Company (“Allstate”). From November 1976 through January 2000 he held various property and casualty management positions at Allstate, including underwriting, marketing, non-standard auto and mergers and acquisitions, while also leading a start-up of a non-standard auto company. Mr. Reynolds has over 25 years of experience in the insurance industry.

Paul D. Andrews, 49 Senior Vice President, Corporate Services	Mr. Andrews joined the Company in July 2001 as Vice President, Client Services. In November 2004, he was appointed to his present position as Senior Vice President, Corporate Services. He previously served as Assistant Vice President of SAFECO Insurance Companies, a position he held from 1998 to 2001, where he was responsible for field operations and personal insurance. Mr. Andrews has over 15 years of experience in the insurance industry.

Bret A. Conklin, 41 Senior Vice President and Controller	Mr. Conklin joined the Company as Senior Vice President and Controller in January 2002. Mr. Conklin has over 15 years of experience in the insurance industry, including: serving as Vice President of Kemper Insurance from January 2000 through January 2002, where he was responsible for all corporate financial reporting and accounting operations; serving as Vice President and Controller of the Company from July 1998 through January 2000; being associated with Pekin Insurance from September 1992 through June 1998 and serving as its Vice President and Controller; and 7 years of public accounting experience with KPMG Peat Marwick, specializing in its insurance industry practice.

Frank D’Ambra III, 51 Senior Vice President, Life & Annuity	Mr. D’Ambra joined the Company in February 2005 as Senior Vice President, Life and Annuity. Prior to joining the Company, he was President of Financial Concepts, a consulting firm he founded in 2002 that focused on helping insurance and investment firms identify and develop market and business opportunities. From 1999 to 2002, he served as Vice President and Director of Marketing and Client Relations with Swiss Re Investors. Mr. D’Ambra has over 25 years of experience in the insurance and financial services industry.

Dwayne D. Hallman, 42 Senior Vice President, Finance	Mr. Hallman joined the Company in January 2003 as Senior Vice President, Finance. From September 2000 to December 2002, he served as the Chief Financial Officer of Acceptance Insurance Companies, where he was responsible for financial reporting, investor relations, the treasury and investment management functions and property-casualty operations. From July 1995 to August 2000, Mr. Hallman served as Vice President, Finance and Treasurer at Highlands Insurance Group, where he was responsible for financial reporting, treasury, planning and office services. Mr. Hallman has over 15 years of experience in the insurance industry.

Robert B. Joyner, 61 Senior Vice President, Marketing	Mr. Joyner joined the Company in March 1971 as an agent. He has held several positions of increasing responsibility within the Company’s marketing operations, including service as Senior Vice President effective September 2001. Mr. Joyner has over 30 years of experience in the insurance industry.

Ann M. Caparrós, 52 General Counsel, Chief Compliance Officer and Corporate Secretary	Ms. Caparrós joined the Company in March 1994 as Vice President, General Counsel and Corporate Secretary. Ms. Caparrós has over 25 years of experience in the insurance industry.

BOARD OF DIRECTORS AND COMMITTEES

There were eight members on the Board as of March 28, 2005. The Board met six times during 2004. No Director of the Company attended fewer than 75% of the Board meetings and the committee meetings to which he or she was appointed and served during 2004. The Chairman of the Board presides over all executive sessions of the Board, including executive sessions of non-management directors, and may be contacted as described in the section “Communications with Directors” or as detailed at www.horacemann.com under “Investor Relations—Corporate Governance”.

Our Corporate Governance Principles require that the Board consist of a majority of directors who meet the criteria for independence required by the New York Stock Exchange (“NYSE”), as set forth in New York Stock Exchange’s Rule 303A.02, a copy of which is attached hereto as Appendix B. Based on the independence requirements of the New York Stock Exchange and after reviewing any relationships between the Directors and the Company or its management (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) that could impair, or appear to impair, the Director’s ability to make independent judgments, the Board determined that none of its non-management Directors have a material relationship with the Company, and therefore all of these Directors are independent. The non-management Directors are Mr. Abbott, Dr. Futrell, Mr. Hasenmiller, Mr. Melone, Mr. Morby, Mr. O’Malley and Mr. Parker.

Committees of the Board

The standing committees of the Board consist of the Executive Committee, Compensation Committee, Nominating & Governance Committee, Investment & Finance Committee and Audit Committee. Each standing committee is governed by a charter which defines its role and responsibilities and which is available on the Company’s website at www.horacemann.com, under “Investor Relations—Corporate Governance”. A printed copy may be obtained by shareholders upon request, addressed to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois 62715-0001.

The Executive Committee exercises certain powers of the Board during intervals between meetings of the Board and, as requested by the Chief Executive Officer, acts as a sounding board for discussing strategic and operating issues between meetings of the Board. The current members of the Committee are Mr. Melone (Chairman), Mr. Abbott, Mr. Lower, Mr. O’Malley and Mr. Parker. The Executive Committee did not meet during 2004.

The Compensation Committee reviews, approves and recommends the compensation of Officers and Directors of the Company. The current members of the Committee are Mr. Abbott (Chairman), Dr. Futrell and Mr. Melone. The Compensation Committee met six times during 2004. Each of the Committee members is independent under the standards of the NYSE.

The Nominating & Governance Committee oversees succession planning and executive continuity issues relating to the senior management of the Company, including the Chief Executive Officer, and also recommends director nominees to the Board. The Nominating & Governance Committee will consider director nominees recommended by Shareholders. Nominations may be submitted in writing to Ann M. Caparrós, Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois, 62715-0001 not later than December 31, 2005 in order for such proposal to be considered for inclusion in the Company’s Proxy Statement and proxy relating to the 2006 Annual Meeting. There are no differences in the evaluation of nominees recommended by Shareholders. The Committee evaluates possible nominees to the Board on the basis of the factors it deems relevant, including the following:

•	high standards of personal character, conduct and integrity;

•	an understanding of the interests of the Company’s shareholders, customers, employees, suppliers, communities and the general public;

•	the intention and ability to act in the interest of all of the Company’s shareholders;

•	a position of leadership and substantial accomplishment in his or her field of endeavor, which may include business, government or academia;

•	the ability to understand and exercise sound judgment on issues related to the goals of the Company;

•	a willingness and ability to devote the time and effort required to serve effectively on the Board, including preparation for and attendance at Board and committee meetings;

•	the absence of interests or affiliations that could give rise to a biased approach to directorship responsibilities and/or a conflict of interest, and the absence of any significant business relationship with the Company except for the employment relationship of an inside director; and

•	the needs of the Board, including diversity, age, skills and experience.

The Nominating & Governance Committee also develops and recommends to the Board corporate governance principles applicable to the Company. The current members of the Committee are Mr. Melone (Chairman), Mr. Abbott, Dr. Futrell and Mr. O’Malley. The Nominating & Governance Committee met four times during 2004. Each of the Committee members is independent under the standards of the NYSE.

The Investment & Finance Committee approves investment strategies, monitors the performance of investments made on behalf of the Company and its subsidiaries and oversees issues and decisions relating to the Company’s capital structure. The current members of the Committee are Mr. Parker (Chairman), Mr. Hasenmiller, Mr. Lower and Mr. Morby. The Investment & Finance Committee met four times during 2004.

The Audit Committee oversees the financial reporting and internal operating controls of the Company. It meets with both the Company’s management and the Company’s independent registered public accounting firm. The current members of the Committee are Mr. O’Malley (Chairman), Mr. Hasenmiller, Mr. Morby and Mr. Parker. The Audit Committee met 10 times during 2004. The Board has determined that Mr. O’Malley is a financial expert. In addition, each of the Committee members is independent under the standards of the NYSE.

Report of the Audit Committee of the Board of Directors

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors acting under a written charter, which is provided as Appendix C to this Proxy Statement. The Audit Committee is composed of four Directors, each of whom is independent as defined by the NYSE listing standards. Management has the primary responsibility for the Company’s financial statements and its reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Company’s Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee has discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures required by ISB Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management, taking into account the potential effect of any non-audit services provided by the independent registered public accounting firm.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee held 10 meetings during fiscal year 2004.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Audit Committee approved the selection of the Company’s independent registered public accounting firm.

AUDIT COMMITTEE

SHAUN F. O’MALLEY, Chairman

STEPHEN J. HASENMILLER, JEFFREY L. MORBY and CHARLES A. PARKER, Members

Director Compensation

A Director, other than an Officer of the Company, receives an annual retainer of $25,000 and a fee of $1,500 plus expenses for attendance (whether in person or by telephone) at each Board meeting and $1,000 plus expenses for attendance (whether in person or by telephone) at each Board Committee meeting (except the Audit Committee). Members of the Audit Committee receive a fee of $1,500 plus expenses for attendance (whether in person or by telephone) at each Audit Committee meeting. The Chairman of each Committee (except the Audit Committee) receives an additional annual retainer of $4,000 for serving in such capacity. In addition to the fees received as a Director described above, the Chairman of the Audit Committee receives an annual retainer of $7,500 and a fee of $2,500 plus expenses for attendance (whether in person or by telephone) at each Audit Committee meeting. The Chairman of the Board receives an annual retainer of $75,000 in addition to the other fees described above. Directors have the option to take all or part of such fees in the form of Common Stock Equivalent Units of the Company, on a deferred compensation basis, with a 25% matching addition to the sums listed above made by the Company pursuant to the Director Stock Plan. The Board has established Common Stock ownership guidelines for all Directors in the amount of two times the applicable cash retainer. Mr. Hasenmiller, who joined the Board in September 2004, owns Common Stock equal to 92% of the guidelines. All other Board members have exceeded the guidelines.

Communications with Directors

The Company has established various processes to facilitate shareholder communications with the Board. Communications to non-management directors as a group or to the presiding director individually may be submitted via regular mail addressed to the Board of Directors, c/o General Counsel, Horace Mann Educators Corporation, 1

Horace Mann Plaza, Springfield, Illinois 62715-0001. Additionally, communications may be e-mailed to the Board of Directors, c/o the General Counsel, at hmecbofd@horacemann.com. The members of the Board are expected to be present at the Annual Meeting. The following members of the Board attended last year’s Annual Meeting: Mr. Abbott, Dr. Futrell, Mr. Lower, Mr. Melone, Mr. Morby, Mr. O’Malley and Mr. Parker.

SPECIAL ADVISORY BOARD

The Company maintains a special advisory board composed of leaders of education associations. The Company meets with the special advisory board on a regular basis. The education association leaders serving on the special advisory board receive a fee of $200 plus expenses for each special advisory board meeting attended. The special advisory board met one time in 2004.

CODE OF ETHICS, CODE OF CONDUCT AND CORPORATE GOVERNANCE PRINCIPLES

The Company has adopted a Code of Ethics and a Code of Conduct applicable to all employees, including the Chief Executive Officer, Chief Financial Officer and Controller, and Directors (in their capacity as Directors of the Company). The Company has also adopted Corporate Governance Principles. The Codes and Principles are available on the Company’s website at www.horacemann.com, under “Investor Relations—Corporate Governance”. A printed copy may be obtained by shareholders upon written request, addressed to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois 62715-0001.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding beneficial ownership of the Common Stock by each person who is known by the Company to own beneficially more than 5% of the Common Stock, and by each of the Company’s Directors, the Company’s CEO and the other four highest compensated Executive Officers (collectively the “Named Executive Officers”) and by all Directors and Executive Officers of the Company as a group. Information in the table is as of March 28, 2005, except that the number of shares beneficially owned by the 5% beneficial owners is as of December 31, 2004 based on information reported by such persons to the Securities and Exchange Commission. Except as otherwise indicated, to the Company’s knowledge all shares are beneficially owned and investment and voting power is held solely by the persons named as owners.

Title of Class	Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Security Ownership of 5% Beneficial Owners
Common Stock	Ariel Capital Management, LLC(1)	10,376,983	24.2%
Common Stock	Dimensional Fund Advisors Inc.(2)	2,680,899	6.3%
Common Stock	American Century Companies, Inc.(3)	2,536,022	5.9%
Common Stock	T. Rowe Price Associates, Inc.(4)	2,376,400	5.5%

Security Ownership of Directors and Executive Officers
Common Stock	William W. Abbott(5)	51,846	*
Common Stock	Mary H. Futrell(6)	21,953	*
Common Stock	Stephen J. Hasenmiller(7)	2,619	*
Common Stock	Louis G. Lower II(8)	1,060,123	2.4%
Common Stock	Joseph J. Melone(9)	59,825	*
Common Stock	Jeffrey L. Morby(10)	45,110	*
Common Stock	Shaun F. O’Malley(11)	47,831	*
Common Stock	Charles A. Parker(12)	40,229	*
Common Stock	Peter H. Heckman(13)	389,202	*
Common Stock	Douglas W. Reynolds(14)	225,795	*
Common Stock	Paul D. Andrews(15)	80,817	*
Common Stock	Ann M. Caparrós(16)	78,671	*
Common Stock	All Directors and Executive Officers as a group (16 persons) (17)	2,312,962	5.1%

*	Less than 1%
(1)	Ariel Capital Management, LLC (“Ariel”) has a principal place of business at 200 E. Randolph Drive, Suite 2900, Chicago, IL 60601 and is an investment adviser registered under section 203 of the Investment Advisers Act of 1940. All securities reported are owned by investment advisory clients of Ariel, who have the right to dividends and proceeds of any sale of the subject security. Ariel Fund, a series of Ariel Investment Trust, a registered investment company, owns more than 5% of the subject security. The foregoing is based on Amendment No. 9 to Schedule 13G filed by Ariel in February 2005.
(2)	Dimensional Fund Advisors Inc. (“Dimensional”) has a principal place of business at 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401 and is an investment adviser registered under section 203 of the Investment Advisers Act of 1940. Dimensional furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds”. Dimensional possesses investment and/or voting power over the subject securities that are owned by the Funds and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities reported are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The foregoing is based on the Schedule 13G filed by Dimensional in February 2005.

(3)	American Century Companies, Inc. has a principal place of business at 4500 Main Street, 9th Floor, Kansas City, MO 64111 and is a parent holding company. A subsidiary of American Century Companies, Inc., American Century Investment Management, Inc. (“ACIM”), is an investment adviser registered under section 203 of the Investment Advisers Act of 1940. Various persons, including the investment companies and separate institutional investor accounts that ACIM serves as investment adviser, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the subject securities. No one client advised by ACIM owns more than 5% of the class of securities. The foregoing is based on the Schedule 13G filed by American Century Companies, Inc. in February 2005.
(4)	T. Rowe Price Associates, Inc. (“Price Associates”) has a principal place of business at 100 E. Pratt Street, Baltimore, MD 21202 and is an investment adviser registered under section 203 of the Investment Advisers Act of 1940. These securities are owned by various individual and institutional investors including T. Rowe Price Small-Cap Stock Fund, Inc. (which owns 1,729,100 shares, representing 4.0% of the Common Stock outstanding), for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The foregoing is based on Amendment No. 3 to Schedule 13G filed by Price Associates in February 2005.
(5)	Includes 27,346 Common Stock Equivalent Units pursuant to the Director Stock Plan. Also includes options to purchase 17,400 shares of Common Stock that are currently exercisable.
(6)	Includes 8,953 Common Stock Equivalent Units pursuant to the Director Stock Plan. Also includes options to purchase 13,000 shares of Common Stock that are currently exercisable.
(7)	Consists entirely of 2,619 Common Stock Equivalent Units pursuant to the Director Stock Plan.
(8)	Includes options to purchase 1,029,325 shares of Common Stock that are currently exercisable. Also includes 8,996 shares of Common Stock that are invested in the Horace Mann Stock Fund of the Horace Mann Supplemental Retirement and Savings Plan (the “401(k) Plan”) and 11,802 Common Stock Equivalent Units held under the Deferred Compensation Plan.
(9)	Includes 36,825 Common Stock Equivalent Units pursuant to the Director Stock Plan. Also includes options to purchase 21,000 shares of Common Stock that are currently exercisable.
(10)	Includes 27,710 Common Stock Equivalent Units pursuant to the Director Stock Plan. Also includes options to purchase 17,400 shares of Common Stock that are currently exercisable.
(11)	Includes 30,031 Common Stock Equivalent Units pursuant to the Director Stock Plan. Also includes options to purchase 17,400 shares of Common Stock that are currently exercisable.
(12)	Includes 22,829 Common Stock Equivalent Units pursuant to the Director Stock Plan. Also includes options to purchase 17,400 shares of Common Stock that are currently exercisable.
(13)	Includes options to purchase 383,325 shares of Common Stock that are currently exercisable. Also includes 5,877 Common Stock Equivalent Units held under the Deferred Compensation Plan.
(14)	Includes options to purchase 222,000 shares of Common Stock that are currently exercisable. Also includes 795 shares of Common Stock that are invested in the Horace Mann Stock Fund of the 401(k) Plan.
(15)	Includes options to purchase 80,338 shares of Common Stock that are currently exercisable. Also includes 288 Common Stock Equivalent Units held under the Deferred Compensation Plan.
(16)	Includes options to purchase 77,300 shares of Common Stock that are currently exercisable. Also includes 1,357 Common Stock Equivalent Units held under the Deferred Compensation Plan.
(17)	Includes options for the group of Directors and Executive Officers to purchase 2,101,613 shares of Common Stock that are currently exercisable. Also includes 156,313 Common Stock Equivalent Units pursuant to the Director Stock Plan, 19,957 Common Stock Equivalent Units pursuant to the Deferred Compensation Plan and 10,565 shares of Common Stock that are invested in the Horace Mann Stock Fund of the 401(k) Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company has established procedures by which Executive Officers and Directors provide relevant information regarding transactions in Common Stock to a Company representative and the Company prepares and files the required ownership reports. Based on a review of those reports and other written representations, the Company believes that, with the following exceptions, there was full compliance with the reporting requirements under Section 16(a). In 2004, Mr. Abbott disposed of shares held in trust and Mr. Parker acquired shares by way of dividend, both of which were reported but not on a timely basis.

Related Party Transactions

The Company does not have any contracts or other transactions with related parties that are required to be reported under the applicable securities laws and regulations.

Ariel Capital Management, Inc., the Company’s largest shareholder with 24.2% of the Common Stock outstanding, is the investment adviser for two of the mutual funds offered to the Company’s annuity customers. In addition, T. Rowe Price Associates, Inc., the Company’s fourth largest shareholder with 5.5% of the Common Stock outstanding, is the investment adviser for three of the mutual funds offered to the Company’s annuity customers.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth all reportable compensation awarded to, earned by, or paid to the Company’s Chief Executive Officer and the other four most highly compensated Executive Officers for services rendered in the capacities described above.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation		Long-Term Compensation			All Other Compensation ($)(2)
				Awards		Payouts
		Salary ($)	Bonus ($)	Restricted Stock ($)	Stock Options (#)	LTIP ($)(1)
Louis G. Lower II	2004	570,000	558,900	0	0	2,130,000	16,475	(3)
President and Chief	2003	600,000	195,624	0	0	0	16,064
Executive Officer	2002	562,506	279,487	0	0	191,700	16,053

Peter H. Heckman	2004	342,000	219,020	0	0	810,000	16,475	(4)
Executive Vice President	2003	348,381	89,673	0	0	0	16,064
and Chief Financial Officer	2002	336,383	139,111	0	70,000	72,900	16,053

Douglas W. Reynolds	2004	308,757	288,655	0	0	600,000	16,464	(5)
Executive Vice President—	2003	318,756	76,163	0	0	0	16,053
Property & Casualty and	2002	300,000	150,000	0	600,000	54,000	54,680
Information Technology

Paul D. Andrews	2004	169,404	97,001	0	0	300,000	13,616	(6)
Senior Vice President—	2003	158,538	32,646	0	0	0	12,736
Corporate Services	2002	148,002	48,965	0	55,000	27,000	43,507

Ann M. Caparrós	2004	190,800	109,252	0	0	300,000	17,257	(7)
General Counsel, Chief	2003	190,800	39,290	0	0	0	17,257
Compliance Officer and	2002	183,303	60,644	0	55,000	27,000	18,074
Corporate Secretary

(1)	Awards for 2002 represent accruals under the 2002 Incentive Compensation Plan for performance during the first year of the 2002-2004 performance period. Payment of accrued amounts required continued service through the remainder of the performance period and was subject to other terms of the 2002 Incentive Compensation Plan.
(2)	Includes Company contributions to the 401(k) Plan and to the Horace Mann Money Purchase Pension Plan (“MPP Plan”) (both defined contribution plans), the Company’s contributions attributable to group term life insurance premiums and relocation expenses.
(3)	For Mr. Lower in 2004: $6,150 was contributed to the 401(k) Plan; $10,250 was contributed to the MPP Plan; and $75 was attributed to group term life insurance premiums.
(4)	For Mr. Heckman in 2004: $6,150 was contributed to the 401(k) Plan; $10,250 was contributed to the MPP Plan; and $75 was attributed to group term life insurance premiums.
(5)	For Mr. Reynolds in 2004: $6,150 was contributed to the 401(k) Plan; $10,250 was contributed to the MPP Plan; and $64 was attributed to group term life insurance premiums.
(6)	For Mr. Andrews in 2004: $5,082 was contributed to the 401(k) Plan; $8,470 was contributed to the MPP Plan; and $64 was attributed to group term life insurance premiums.
(7)	For Ms. Caparrós in 2004: $5,724 was contributed to the 401(k) Plan; $11,448 was contributed to the MPP Plan; and $85 was attributed to group term life insurance premiums.

Aggregated Fiscal Year-End Option Values

Name	Number of Securities Underlying Unexercised Options at Year End (#) Exercisable/Unexercisable			Value of Unexercised In- the-Money Options at Year End ($) Exercisable/Unexercisable
Louis G. Lower II	1,000,000	/	0	880,000	/	0
Peter H. Heckman	370,000	/	0	612,300	/	0
Douglas W. Reynolds	210,000	/	0	0	/	0
Paul D. Andrews	75,000	/	0	0	/	0
Ann M. Caparrós	73,300	/	0	8,664	/	0

Long Term Incentive Plans—Awards in Last Fiscal Year

Name	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans(1)
		Threshold ($)	Target ($)	Maximum ($)
Louis G. Lower II	2002-2004	1,065,000	2,130,000	4,260,000
Peter H. Heckman	2002-2004	405,000	810,000	1,620,000
Douglas W. Reynolds	2002-2004	300,000	600,000	1,200,000
Paul D. Andrews	2002-2004	150,000	300,000	600,000
Ann M. Caparrós	2002-2004	150,000	300,000	600,000

(1)	The Threshold, Target and Maximum amounts shown are amounts that could have been earned over the performance period for achievement of performance goals relating to earnings per share and return on equity under the long-term cash incentive award portion of the 2002 Incentive Compensation Plan. The goals were established at the beginning of the three-year performance period. Amounts were accrued for performance during the performance period. However, payment of such accrued amounts required continued service through the remainder of the performance period and was subject to other terms of the 2002 Incentive Compensation Plan.

Pension and Excess Pension Plans

The following pension table illustrates the total benefits available under the defined benefit pension plans without considering social security offsets.

Years of Covered Service(1)

Covered Remuneration ($)	20	25	30
200,000	64,000	80,000	96,000
250,000	80,000	100,000	120,000
300,000	96,000	120,000	144,000
400,000	128,000	160,000	192,000
500,000	160,000	200,000	240,000

(1)	Represents the maximum combined benefits payable from all qualified and nonqualified defined benefit pension plans. As of March 31, 2002 all qualified and non-qualified plans were frozen for purposes of eligible compensation and credited service. As of March 31, 2002, Ms. Caparrós had 8 years of credited pension service. No other Named Executive Officer, including the CEO, is eligible to participate or is vested in the defined benefit pension plans.

Compensation for purposes of the defined benefit pension plans includes only compensation earned while participating in the defined benefit pension plans. Participants only include those employees hired prior to January 1, 1999. Accruals for credited service and earnings ceased as of March 31, 2002. Under the terms of the defined benefit pension plans, a maximum of 30 years is eligible for credited service. In general, eligible compensation for Executive Officers includes base salaries and cash bonuses. Although compensation voluntarily deferred by an employee is not considered as eligible earnings for pension purposes, a special exception permits an employee’s tax-deferred contributions under the 401(k) Plan to count as eligible earnings under the defined benefit pension plans. In addition, any amount selected pursuant to Section 125 of the Internal Revenue Code is also considered eligible earnings under the defined benefit pension plans.

The CEO’s retirement benefits are not determined pursuant to the pension plans described above and are described in the section “Agreements with Key Employees” below.

Agreements With Key Employees

Effective February 1, 2000, the Company entered into an employment agreement with Mr. Lower employing him as the Company’s President and Chief Executive Officer. That agreement is an exhibit to the Company’s Annual Report on Form 10-K for 2004. The term of that agreement expired on December 31, 2000 but is subject to an annual evergreen renewal which extends the agreement an additional year on each September 1, so long as neither Mr. Lower or the Company has, prior to September 1, notified the other that the agreement will not so extend. Its current expiry date is December 31, 2005. The agreement provides for an annual salary of not less than $500,004 and for Mr. Lower to participate in the Company’s short- and long-term bonus plans. Mr. Lower received a stock grant of 10,000 shares of the Common Stock and options to purchase a total of 750,000 shares of the Common Stock, which have vested. The Company also agreed to pay annual retirement benefits of $180,000 to Mr. Lower during his lifetime. The agreement contains provisions relating to Mr. Lower’s death, disability or other termination of his employment. In addition, the agreement provides that if there is a Change of Control, as defined therein, and Mr. Lower’s employment is within three years thereof actually or constructively terminated, Mr. Lower will be paid a lump-sum cash amount equal to the sum of (i) three times the greater of his highest annual cash compensation from the Company or $1,200,000 and (ii) the actuarially determined present value of Mr. Lower’s retirement benefits calculated as if he had been employed by the Company until the date which is three years after the Change in Control. Mr. Lower’s other benefits are also continued for three years and there is an excise tax gross-up provision payment sufficient to negate any effect on him of excise and related taxes attributable to the benefits received under the agreement.

The Company entered into a letter of employment with Mr. Heckman, Executive Vice President & Chief Financial Officer, effective April 10, 2000. That agreement is an exhibit to the Company’s Annual Report on Form 10-K for 2001. Mr. Heckman received a grant of stock options to purchase a total of 250,000 shares of the Common Stock, which have vested.

The Company entered into a letter of employment with Mr. Reynolds, Executive Vice President, Property & Casualty and Information Technology, effective November 12, 2001. That agreement is an exhibit to the Company’s Annual Report on Form 10-K for 2001. Mr. Reynolds received a total grant of stock options to purchase a total of 150,000 shares of the Common Stock, which have vested.

In addition, the Company has entered into agreements with certain key employees, including Mr. Heckman, Mr. Reynolds, Mr. Andrews and Ms. Caparrós which provide that if, within three years after a Change in Control of the Company, the employee is terminated from employment by the Company, whether actually or constructively, for any reason other than cause, the employee will receive (i) a one-time cash payment, (ii) continued insurance coverage for a specified period, (iii) the present value of such employee’s accrued benefits as of the date of termination under the Company’s nonqualified supplemental pension plan(s) (which amount will be offset against any amount payable under such plan) and (iv) an excise tax gross-up payment sufficient to negate the effect on such employee of excise and related taxes attributable to the benefits received by the employee under the agreement. For Mr. Heckman,

Mr. Reynolds, and Ms. Caparrós, the one-time cash payment would be equal to 2.9 times the highest annual cash compensation (salary and bonus) received by the employee in the five preceding years and the specified period during which such employee’s insurance benefits would continue is two (2) years, 11 months. For Mr. Andrews, the one-time cash payment would be equal to two (2) times the highest annual cash compensation (salary and bonus) received by him in the five preceding years and the specified period during which his insurance benefits would continue is two years.

Report on Executive Compensation of the Compensation Committee of the Board of Directors

The Compensation Committee of the Board of Directors (the “Committee”) recommends for the Board’s approval, the compensation for the Company’s Named Executive Officers other than the Chief Executive Officer (the “CEO”). The Committee reviews and approves the compensation for the CEO and Executive Officers other than the Named Executive Officers. The Executive Officers and the Named Executive Officers, other than the CEO, are collectively referred to as the “Executive Officers”. The CEO and Executive Officers receive compensation in the form of annual salary and cash and stock option incentive awards under the 2002 Horace Mann Educators Corporation Incentive Compensation Plan (the “Plan”).

Salary. While the Committee believes that the CEO and the other Executive Officers should be compensated above average insurance industry levels in terms of total compensation based on above average performance, it favors incentive compensation over salary and therefore seeks to pay salaries that approximate average industry salaries for officers of similar companies in like positions. In recruiting new candidates to become Executive Officers, it is on occasion necessary to exceed these guidelines and to pay higher salaries than would be average for officers of similar companies in like positions.

In determining industry salaries, the Committee has employed surveys prepared by the Life Office Management Association and the National Association of Independent Insurers, as well as sought advice from recruiting and compensation consultants.

Once an Executive Officer’s salary is determined, it is generally reviewed between one and two years thereafter. In that review, the Committee considers where the Executive Officer’s salary stands compared to the salaries of officers of similar companies in like positions and the Executive Officer’s performance of his duties, including accomplishing key corporate goals, managing costs, managing personnel and meeting the Company’s ethical standards.

During 2004, the Committee reviewed the salary of one Named Executive Officer other than the CEO. Effective January 1, 2004, the CEO and two additional Named Executive Officers recommended and voluntarily accepted a five percent decrease in salary for the calendar year 2004. This was done in support of the salary expense guidelines that were applicable to all employees.

Cash Incentive Compensation. The Committee employs two types of cash incentive awards—annual incentive awards, which are based on the Company’s results for a calendar year, and long-term incentive awards, which are based on the Company’s results over a multi-year period. Such incentive awards tie compensation of the Executive Officers to attainment of goals that benefit the Shareholders. The awards are designed to secure the full deductibility of such awards under Section 162(m)(4)(C) of the Internal Revenue Code. The Plan provides that such awards can be tied to any of the following measures, either in absolute terms or as compared to the Company’s peers, and as applicable to the Company as a whole or to specific business units of the Company:

•	insurance premium volume and growth in premium volume

•	growth in sales

•	increase in educator and multiline customers

•	earnings and earnings growth, both absolute and per share

•	return on equity

•	cash flow

•	accumulated annuity value

•	investment income

•	economic value created for Shareholders

•	profit margin

•	property and casualty combined ratios and/or underwriting income

•	expense ratios

•	return to Shareholders

•	financial ratings

•	size and growth of agency force

•	attainment of personal objectives set by the Committee

An Executive Officer’s cash incentive award will typically have two components: one based on corporate performance and one based on performance of the unit for which the Executive Officer is responsible. The CEO’s award is based solely on corporate performance. Measurement of an Executive Officer’s performance for purposes of calculating cash incentive awards must be objectively determinable under the Plan, based on standards set by the Committee at the beginning of the evaluation period. In addition, the Plan gives the Committee the power to adjust performance results to account for extraordinary events that have a material impact on one or more performance measures during a performance period.

The Committee strives to establish incentive awards such that if the performance of the Executive Officers exceeds the expected targets, the Executive Officers’ incentive compensation and total compensation will be above the average for similarly situated officers of other insurance companies. The Committee periodically reviews and makes adjustments to incentive award levels and targets as appropriate to attain this objective.

The Committee determined that for performance in 2004, the corporate component of the annual cash incentive awards to Executive Officers would be based on attaining the Company’s business plan targets for (i) net income per share excluding realized investment gains and losses (weighted at 50%), (ii) insurance premiums written and contract deposits (weighted at 40%) and (iii) certain key profit initiatives (weighted at 10%). Upon review of the Company’s performance for 2004 and in light of the unprecedented level of hurricane catastrophe losses which were significantly greater than any reasonable expectations; significantly improved results of the property & casualty segment excluding catastrophes in 2004; and the positive absolute and relative performance of HMN stock price, increasing shareholder value, the Committee and Board took action regarding the Incentive Compensation Plans for employees (“Plans”), in accordance with the Plans’ provisions, capping the level of catastrophe costs at 120% of the 2004 annual plan level for purposes of calculating the net income per share excluding realized investment gains and losses component. Based on the adjustment and the performance in 2004, the Executive Officers, including the CEO, received annual cash incentive awards for 2004.

With regard to long-term cash incentive awards (“LTIP”), the Committee established a three year performance period consisting of 2002 through 2004, with awards thereunder payable in 2005. The Committee determined that for performance over the three year period two measures would be used in equal proportion: net income per share excluding realized investment gains and losses and return on equity. Upon review of the Company’s performance for 2004 and in light of the unprecedented level of hurricane catastrophe losses which were significantly greater than any reasonable expectations; significantly improved results of the property & casualty segment excluding catastrophes in 2004; and the positive absolute and relative performance of HMN stock price, increasing shareholder value, the Committee and Board took action regarding the LTIP, in accordance with the plan’s provisions, capping the level of catastrophe costs at 120% of the 2004 annual plan level for purposes of calculating the net income per share excluding realized investment gains and losses and return on equity components. The Committee determined that for the 2004 portion of the three year award, the maximum level of return on equity and the net income per share excluding realized investment gains and losses targets were exceeded. The three year results equated to 109% of target. The resulting long-term cash incentive awards were calculated and paid to the eligible Executive Officers including the Named Executive Officers and the CEO.

Stock Options. The Committee believes that making stock options a component of Executive Officer compensation further aligns their goals with those of the Shareholders. The Committee established a three year performance measurement period identical to the long-term cash incentive award, using the same measures, to apply to stock options. The Committee granted non-vested stock options at the beginning of the three year performance period to the Named Executive Officers other than the CEO. The Committee did not grant such options to the CEO because of the stock options granted to him in his employment agreement, described in the section “Agreements with Key Employees”, and the subsequent grant of options to the CEO. The options have seven year lives and were granted at market value of the Common Stock on the date of grant. No stock options were granted to the Named Executive Officers in 2004. The Committee recommended to the Board and the Board approved the acceleration of vesting of all outstanding stock options effective June 30, 2004. The Board placed certain restrictions on the transfer of shares obtained by this vesting acceleration for members of the Board of Directors and Executive Officers, including the Named Executive Officers and the CEO.

Deferred Compensation Plan. The Company maintains the Horace Mann Educators Corporation Deferred Compensation Plan whereby certain key management employees who earn long-term cash incentive awards may defer all or part of those awards on a pretax basis to units that track the performance of the Common Stock. This is an unfunded plan maintained to provide a deferred compensation mechanism for certain key management employees. Under certain circumstances, participation in this plan is not voluntary; the Board has established the Common Stock ownership targets for certain members of management, including the Executive Officers and the CEO; until such targets are met, up to one-third of any long-term cash incentive award payout will be deferred into the plan. The plan is designed to be exempt from short swing profit liability under Section 16(b) of the Securities Exchange Act of 1934.

COMPENSATION COMMITTEE

WILLIAM W. ABBOTT, Chairman

MARY H. FUTTRELL and JOSEPH J. MELONE, Members

NOTE: The Report of the Audit Committee of the Board of Directors, the Report on Executive Compensation of the Compensation Committee and the Stock Price Performance Graph shall not be deemed to be incorporated by reference, in whole or in part, by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

STOCK PRICE PERFORMANCE GRAPH

The graph below compares cumulative total return* of Horace Mann Educators Corporation, the S&P 500 Insurance Index and the S&P 500 Index. The graph assumes $100 invested on December 31, 1999 in Horace Mann Educators Corporation, S&P 500 Insurance Index and S&P 500 Index.

Horace Mann Educators Corporation Stock Price Performance

	12/99	12/00	12/01	12/02	12/03	12/04
HMEC	$100	$111	$112	$83	$78	$109
S&P 500 Insurance Index	$100	$135	$118	$94	$113	$121
S&P 500 Index	$100	$91	$80	$63	$80	$89

*The S&P 500 Index and the S&P 500 Insurance Index, as published by Standard and Poor’s Corporation (“S&P”), assume an annual reinvestment of dividends in calculating total return. Horace Mann Educators Corporation assumes reinvestment of dividends when paid.

OTHER MATTERS

Independent Registered Public Accounting Firm

The independent registered public accounting firm selected by the Audit Committee for the Company’s fiscal year ending December 31, 2005 is KPMG LLP. KPMG LLP served in that capacity for the fiscal year ended December 31, 2004. A representative from the firm is expected to be present at the Annual Meeting. The representative will be given an opportunity to make a statement to the Shareholders and is expected to be available to respond to appropriate questions from Shareholders of the Company.

Audit Fees

The aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the year ended December 31, 2004, the audit of the Company’s internal control over financial reporting as of December 31, 2004, the reviews of the financial statements included in the Company’s quarterly reports on Forms 10-Q for the year ended December 31, 2004 and services in connection with the Company’s statutory and regulatory filings for the year ended December 31, 2004 were $1,781,200. The aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the year ended December 31, 2003, the reviews of the financial statements included in the Company’s quarterly reports on Forms 10-Q for the year ended December 31, 2003 and services in connection with the Company’s statutory and regulatory filings for the year ended December 31, 2003 were $831,600. Fees in 2003 included $16,500 related to the Company’s “universal shelf” registration statement.

Audit-Related Fees

The aggregate fees billed for assurance and related services rendered by KPMG LLP that are reasonably related to the audit and review of the Company’s financial statements for the years ended December 31, 2004 and 2003, exclusive of the fees disclosed under the section Audit Fees above, were $0 and $0, respectively.

Tax Fees

The aggregate fees billed for tax compliance, consulting and planning services rendered by KPMG LLP during the years ended December 31, 2004 and 2003 were $35,200 and $61,800, respectively. Through August 31, 2004, these fees were primarily for tax consulting services provided to the Company. As of September 1, 2004, tax compliance, consulting and planning services are provided by another independent registered public accounting firm.

All Other Fees

The aggregate fees billed for all other services, exclusive of the fees disclosed above relating to audit, audit-related and tax services, rendered by KPMG LLP during the years ended December 31, 2004 and 2003, were $0 and $25,200, respectively. The fees in 2003 were for assistance with the Company’s employee compliance affirmation process regarding its Code of Ethics, Code of Conduct and Rules of Market Conduct.

Consideration of Non-audit Services Provided by the Independent Registered Public Accounting Firm

The Audit Committee has considered whether the non-audit services provided by KPMG LLP are compatible with maintaining the registered public accountants’ independence. The Audit Committee approves in advance any significant audit and all non-audit engagements or services between the Company and the independent registered public accounting firm, other than “prohibited non-auditing services” as defined by regulatory authorities. The Audit Committee may delegate to one or more of its members the authority to approve in advance all significant audit and all non-audit services to be provided by the independent registered public accounting firm so long as it is presented to the full Audit Committee at the next regularly scheduled meeting. Pre-approval is not necessary for de minimis audit services as long as such is presented to the full Audit Committee at the next regularly scheduled meeting. The Audit Committee approved all of the above listed expenses.

Copies of Annual Report on Form 10-K

The Company will furnish, without charge, a copy of its most recent Annual Report on Form 10-K to the Securities and Exchange Commission to each person solicited hereunder who mails a written request to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois, 62715-0001. The Company also will furnish a copy of all exhibits to the Annual Report on Form 10-K. In addition, the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and all amendments to those reports are available free of charge through the Company’s Internet website, www.horacemann.com, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the Securities and Exchange Commission (“SEC”). The EDGAR filings of such reports are also available at the SEC’s website, www.sec.gov.

Shareholder Proposals for 2006 Annual Meeting

Any proposals of Shareholders intended to be presented for inclusion in the Company’s Proxy Statement and Form of Proxy for the next Annual Meeting scheduled to be held in 2006 must be received in writing by Ann M. Caparrós, Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois, 62715-0001 not later than December 31, 2005 in order for such proposal to be considered for inclusion in the Company’s Proxy Statement and proxy relating to the 2006 Annual Meeting.

Shareholders are urged to complete, sign and date the accompanying proxy card and return it in the enclosed envelope, to which no postage need be affixed if mailed in the United States of America.

By order of the Board of Directors,

Ann M. Caparrós

Corporate Secretary

Springfield, Illinois

April 20, 2005

Again, we call your attention to the enclosed proxy card. PLEASE VOTE, DATE, SIGN AND RETURN IT PROMPTLY, regardless of whether you plan to attend the meeting.

Appendix A

HORACE MANN EDUCATORS CORPORATION

Proposed Amended and Restated 2002 Incentive Compensation Plan

HORACE MANN EDUCATORS CORPORATION

Proposed Amended and Restated 2002 Incentive Compensation Plan

1.    Purpose. The purpose of this 2002 Incentive Compensation Plan, as amended and restated (the “Plan”), is to aid Horace Mann Educators Corporation, a Delaware corporation (the “Company”), in attracting, retaining, motivating and rewarding employees, non-employee directors, and other persons who provide substantial services to the Company or its subsidiaries or affiliates, to provide for equitable and competitive compensation opportunities, to encourage long-term service, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for shareholders by closely aligning the interests of Participants with those of shareholders. The Plan authorizes stock-based and cash-based incentives for Participants.

2.    Definitions. In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)    “Annual Incentive Award” means a type of Performance Award granted to a Participant under Section 7(c) representing a conditional right to receive cash, Stock or other Awards or payments, as determined by the Committee, based on performance in a performance period of one fiscal year or a portion thereof.

(b)    “Award” means any Option, SAR, Restricted Stock, Deferred Stock, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock Based Award, Performance Award or Annual Incentive Award, together with any related right or interest, granted to a Participant under the Plan.

(c)    “Beneficiary” means the individual or entity designated by the Participant to receive the benefits specified under the Participant’s Award upon such Participant’s death. If no such designation is made, or if the designated individual predeceases the Participant or the entity no longer exists, then the Beneficiary shall be the Participant’s estate.

(d)    “Beneficial Owner” has the meaning specified in Rule 13d-3 under the Exchange Act.

(e)    “Board” means the Company’s Board of Directors.

(f)    “Change of Control” means, unless otherwise defined in an Award Agreement, any one or more of the following:

(i)    Approval by the shareholders of the Company of a merger, reorganization, consolidation, or similar transaction, in which the Company is not the continuing or the surviving corporation, or pursuant to which Shares would be converted into cash, securities or other property, other than a merger of the Company in which no Company shareholder’s ownership percentage in the surviving corporation immediately after the merger is less than such shareholder’s ownership percentage in the Company immediately prior to such merger by ten percent (10%) or more (unless such change results from elimination of an odd lot that represented less than 0.1% of the outstanding of Stock); or (2) any sale, lease exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or

(ii)    The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company which is part of a sale of assets, merger, or reorganization of the Company or other similar transaction; or

(iii)    Any “person”, as such term is defined in Sections 13(d) and 14(d) of the Exchange Act, is or becomes, directly or indirectly, the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act, of securities of the Company that represent more than 50% of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

(iv)    The Incumbent Directors (determined using the Effective Date as the baseline date) cease for any reason to constitute at least a majority of the directors of the Company then serving.

(g)    “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation thereunder shall include any successor provisions and regulations, proposed regulations and other applicable guidance or pronouncement of the Department of the Treasury and Internal Revenue Service.

(h)    “Committee” means the Compensation Committee of the Board of Directors, the composition and governance of which is established in the Committee’s Charter as approved from time to time by the Board and subject to Section 303A.05 of the Listed Company Manual of the New York Stock Exchange, and other corporate governance documents of the Company. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee Charter or this Plan The full Board may perform any function of the Committee hereunder except to the extent limited under Section 303A.05 of the Listed Company Manual, in which case the term “Committee” shall refer to the Board.

(i)    “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 11(j).

(j)    “Deferred Stock” means a right, granted to a Participant under Section 6(e), to receive Stock or other Awards or a combination thereof at the end of a specified deferral period.

(k)    “Dividend Equivalent” means a right, granted to a Participant under Section 6(g), to receive cash, Stock, other Awards or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock.

(l)    “Effective Date” means the effective date specified in Section 11(r).

(m)    “Eligible Person” has the meaning specified in Section 5.

(n)    “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

(o)    “Fair Market Value” means the fair market value of Stock, Awards or other property as determined in good faith by the Committee or under such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock as of any date shall be (A) the mean between the highest and lowest trading prices of the Stock on such date on the New York Stock Exchange Composite Transactions Tape (or, if no sale of Stock was reported for such date, on the next preceding date on which a sale of Stock was reported) or (B) if the Stock is not listed on the New York Stock Exchange, the mean of the highest and lowest trading prices of Stock on such other national exchange on which the Stock is principally traded or as reported by the National Market System, or other similar organization; or (C) in the event that there shall be no public market for the Stock, the fair market value of the Stock as determined by the Committee. Fair Market Value relating to the exercise price or grant price of any Non-409A Option or SAR shall conform to requirements under Code Section 409A.

(p)    “409A Awards” means Awards that constitute a deferral of compensation under Code Section 409A and regulations thereunder. “Non-409A Awards” means Awards other than 409A Awards; an Award granted before January 1, 2005 which is eligible for “grandfathering” under Code Section 409A (generally such an Award must be vested before January 1, 2005 in order to be grandfathered) constitutes a Non-409A Award unless the Committee instead designates it as a 409A Award. Although the Committee retains authority under the Plan to grant Options, SARs and Restricted Stock on terms that will qualify those Awards as 409A Awards, Options, SARs exercisable for Stock, and Restricted Stock will be Non-409A Awards (with conforming terms, as provided in Section 11(k)) unless otherwise expressly specified by the Committee.

(q)    “Incentive Stock Option” or “ISO” means any Option designated as an incentive stock option within the meaning of Code Section 422 or any successor provision thereto and qualifying thereunder.

(r)    “Incumbent Directors” means, as of any specified baseline date, individuals then serving as members of the Board who were members of the Board as of the date immediately preceding such baseline date; provided that any subsequently-appointed or elected member of the Board whose election, or nomination for election by shareholders of the Company or the Surviving Corporation, as applicable, was approved by a vote or written consent of a majority of the directors then comprising the Incumbent Directors shall also thereafter be considered an Incumbent Director, unless the initial assumption of office of such subsequently-elected or appointed director was in connection with (i) an actual or threatened election contest, including a consent solicitation, relating to the election or removal of one or more members of the Board, (ii) a “tender offer” (as such term is used in Section 14(d) of the Exchange Act), or (iii) a proposed reorganization transaction.

(s)    “Option” means a right, granted to a Participant under Section 6(b), to purchase Stock or other Awards at a specified price during specified time periods.

(t)    “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(h).

(u)    “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(v)    “Performance Award” means a conditional right, granted to a Participant under Sections 6(i) and 7, to receive cash, Stock or other Awards or payments, as determined by the Committee, based upon performance criteria specified by the Committee.

(w)    “Preexisting Plans” mean the Company’s 2001 Stock Incentive Plan and 1991 Stock Incentive Plan.

(x)    “Restricted Stock” means Stock granted to a Participant under Section 6(d) which is subject to certain restrictions and to a risk of forfeiture.

(y)    “Rule 16b3” means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(z)    “Stock” means the Company’s Common Stock, and any other equity securities of the Company that may be substituted or resubstituted for Stock pursuant to Section 11(c).

(aa)    “Stock Appreciation Rights” or “SAR” means a right granted to a Participant under Section 6(c).

3.    Administration.

(a)    Authority of the Committee. The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants; to grant Awards; to determine the type and number of Awards, the dates on which Awards may be exercised and on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, the acceleration of any such dates, the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards; to prescribe documents evidencing or setting terms of Awards (such Award documents need not be identical for each Participant), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 11(b) and other persons claiming rights from or through a Participant, and shareholders. The foregoing notwithstanding, the Board shall perform the functions of the Committee for purposes of granting Awards under the Plan to non-employee directors (authority with respect to other aspects of non-employee director awards is not exclusive to the Board, however).

(b)     Manner of Exercise of Committee Authority. The Committee may act through subcommittees, including for purposes of perfecting exemptions under Rule 16b-3 or qualifying Awards under Code Section 162(m) as performance-based compensation, in which case the subcommittee shall be subject to and have authority under the charter applicable to the Committee, and the acts of the subcommittee shall be deemed to be acts of the

Committee hereunder. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any subsidiary or affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the fullest extent permitted under Section 157 and other applicable provisions of the Delaware General Corporation Law.

(c)    Limitation of Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or a subsidiary or affiliate, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.    Stock Subject to Plan.

(a)    Overall Number of Shares Available for Delivery. Subject to adjustment as provided in Section 11(c), the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be (i) the number of shares that, immediately prior to the Effective Date, remain available for issuance under the Preexisting Plans plus (ii) the number of shares subject to awards under the Preexisting Plans which become available in accordance with Section 4(b) after the Effective Date; provided, however, that the total number of shares with respect to which ISOs may be granted shall not exceed the number specified under clauses (i) above. Of these shares, 100% may be delivered in connection with “full-value Awards,” meaning Awards other than Options, SARs, or Awards for which the Participant pays the intrinsic value directly or by foregoing a right to receive a cash payment from the Company. Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

(b)    Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award. Shares subject to an Award or an award under a Preexisting Plan that is canceled, expired, forfeited, settled in cash or otherwise terminated or settled without delivery of the full number of shares subject to such Award to the Participant will again be available for Awards, and shares withheld in payment of the exercise price or taxes relating to an Award or Preexisting Plan award and shares equal to the number surrendered in payment of any exercise price or taxes relating to an Award or Preexisting Plan award shall be deemed to constitute shares not delivered to the Participant and shall be deemed to again be available for Awards under the Plan; provided, however, that shares shall not become available under this Section 4(b) in an event that would constitute a “material revision” of the Plan subject to shareholder approval under then applicable rules of the New York Stock Exchange. In addition, in the case of any Award granted in substitution for an award of a company or business acquired by the Company or a subsidiary or affiliate, shares issued or issuable in connection with such substitute Award shall not be counted against the number of shares reserved under the Plan, but shall be available under the Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company or business. This Section 4(b) shall apply to the number of shares reserved and available for ISOs only to the extent consistent with applicable regulations relating to ISOs under the Code. Because shares will count against the number reserved in Section 4(a) upon delivery (or later vesting) and subject to the share counting rules under this Section 4(b), the Committee may determine that Awards may be outstanding that relate to more shares than the aggregate remaining available under the Plan, so long as Awards will not result in delivery and vesting of shares in excess of the number then available under the Plan.

5.    Eligibility; Per Person Award Limitations. Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means an employee of the Company or any subsidiary or affiliate, including any executive officer, a non-employee director of the Company, a consultant or other person who provides substantial services to the Company or a subsidiary or affiliate, and any person who has been offered employment by the Company or a subsidiary or affiliate, provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or a subsidiary or affiliate. An employee on leave of absence, including for a disability that has not resulted in termination of employment, may be considered as still in the employ of the Company or a subsidiary or affiliate for purposes of eligibility for participation in the Plan. For purposes of the Plan, a joint venture in which the Company or a subsidiary has a substantial direct or indirect equity investment shall be deemed an affiliate, if so determined by the Committee. In each calendar year during any part of which the Plan is in effect, an Eligible Person may be granted Awards intended to qualify as “performance-based compensation” under Code Section 162(m) under Section 6 relating to up to his or her Annual Limit. A Participant’s Annual Limit, in any year during any part of which the Participant is then eligible under the Plan, shall equal 500,000 shares plus the amount of the Participant’s unused Annual Limit relating to the same type of Award as of the close of the previous year, subject to adjustment as provided in Section 11(c). In the case of a cash-denominated Award for which the limitation set forth in the preceding sentence would not operate as an effective limitation satisfying Treasury Regulation 1.162-27(e)(4) (including a cash Performance Award under Section 7), an Eligible Person may not be granted Awards authorizing the earning during any calendar year of an amount that exceeds the Participant’s Annual Limit, which for this purpose shall equal $2.5 million plus the amount of the Participant’s unused cash Annual Limit as of the close of the previous year (this limitation is separate and not affected by the number of Awards granted during such calendar year subject to the limitation in the preceding sentence). For this purpose, (i) “earning” means satisfying performance conditions so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, and (ii) a Participant’s Annual Limit is used to the extent a cash amount or number of shares may be potentially earned or paid under an Award, regardless of whether such amount or shares are in fact earned or paid.

6.     Specific Terms of Awards.

(a)    General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 11(e) and 11(k)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan. The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.

(b)    Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i)    Exercise Price. The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option, subject to Sections 6(f) and 8(a).

(ii)    Option Term; Time and Method of Exercise. The Committee shall determine the term of each Option, which in no event shall exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid and the form of such payment (subject to Sections 11(k) and (l)), including, without limitation, cash, Stock (including Stock deliverable upon exercise, if such withholding will not result in additional accounting expense to the Company), other Awards or awards granted under other plans of the Company or any subsidiary or affiliate, or other property (including through “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants (including in the case of 409A Awards deferred delivery of shares subject to the Option as mandated by the Committee, with such deferred shares subject to any vesting, forfeiture or other terms as the Committee may specify).

(iii)    ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422.

(c)    Stock Appreciation Rights. The Committee is authorized to grant SAR’s to Participants on the following terms and conditions:

(i)    Right to Payment. An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise (or, in the case of a “Limited SAR,” the Fair Market Value determined by reference to the Change of Control price or value, as defined in the applicable Award agreement) over (B) the grant price of the SAR as determined by the Committee, which grant price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such SAR.

(ii)    Other Terms. The Committee shall determine the term of each SAR, provided that in no event shall the term of an SAR exceed a period of ten years from the date of grant. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which an SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not an SAR shall be free-standing or in tandem or combination with any other Award, and whether or not the SAR will be a 409A Award or Non-409A Award (cash SARs will in all cases be 409A Awards). Limited SARs that may only be exercised in connection with a Change of Control, termination of service following a Change in Control or other event as specified by the Committee may be granted on such terms, not inconsistent with this Section 6(c), as the Committee may determine. The Committee may require that an outstanding Option be exchanged for an SAR exercisable for Stock having vesting, expiration, and other terms substantially the same as the Option, so long as such exchange will not result in additional accounting expense to the Company.

(d)    Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i)    Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee).

(ii)    Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii)    Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv)    Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which it relates, or (C) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in shares of Deferred Stock, other Awards or other investment vehicles, subject to such terms as the Committee shall determine or permit a Participant to elect. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e)    Deferred Stock. The Committee is authorized to grant Deferred Stock to Participants, which are rights to receive Stock, other Awards, or a combination thereof at the end of a specified deferral period, subject to the following terms and conditions:

(i)    Award and Restrictions. Issuance of Stock will occur upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. Deferred Stock may be satisfied by delivery of Stock, other Awards, or a combination thereof (subject to Section 11(l)), as determined by the Committee at the date of grant or thereafter.

(ii)    Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award document evidencing the Deferred Stock), all Deferred Stock that is at that time subject to such forfeiture conditions shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes. Deferred Stock subject to a risk of forfeiture may be called “restricted stock units” or otherwise designated by the Committee.

(iii)    Dividend Equivalents. Unless otherwise determined by the Committee, Dividend Equivalents on the specified number of shares of Stock covered by an Award of Deferred Stock shall be either (A) paid with respect to such Deferred Stock at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Stock, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in additional Deferred Stock, other Awards or other investment vehicles having a Fair Market Value equal to the amount of such dividends, as the Committee shall determine or permit a Participant to elect.

(f)    Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or a subsidiary or affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

(g)    Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to a Participant, entitling the Participant to receive cash, Stock, other Awards, or other property equivalent to all or a portion of the dividends paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a freestanding basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to restrictions on transferability, risks of forfeiture and such other terms as the Committee may specify.

(h)    Other Stock Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries or affiliates or other business units. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h).

(i)    Performance Awards. Performance Awards, denominated in cash or in Stock or other Awards, may be granted by the Committee in accordance with Section 7.

7.    Performance Awards, Including Annual Incentive Awards.

(a)    Performance Awards Generally. The Committee is authorized to grant Performance Awards on the terms and conditions specified in this Section 7. Performance Awards may be denominated as a cash amount, number of shares of Stock, or specified number of other Awards (or a combination) which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 7(b) and 7(c) in the case of a Performance Award intended to qualify as “performance-based compensation” under Code Section 162(m).

(b)    Performance Awards Granted to Covered Employees. If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a preestablished performance goal and other terms set forth in this Section 7(b).

(i)    Performance Goal Generally. The performance goal for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(b). The performance goal shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Regulation 1.16227 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii)    Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates, other business units, or lines of business of the Company shall be used by the Committee in establishing performance goals for such Performance Awards: (1) insurance premiums written, contract deposits, contract charges earned, or contracts in force; (2) income before realized investment gains and losses (operating income), before or after taxes, and income before or after interest, depreciation, amortization, or extraordinary or special items; (3) income before realized investment gains and losses (operating income) per common share (basic or diluted), and income before realized investment gains and losses (operating income) from continuing operations per common share (basic or diluted); (4) return on equity, return on assets (gross or net), return on investment, or return on capital; (5) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (6) net interest margin; (7) annuity accumulated value and annuity accumulated value persistency; (8) net investment income and realized investment gains or losses (including on a per share basis); (9) economic value created; (10) operating margin or profit margin; (11) expense ratios; (12) stock price or total shareholder return; (13) dividends, including as a percentage of net income; and (14) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, sales units, agent growth and goals relating to acquisitions, divestitures or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(iii)    Performance Period; Timing for Establishing Performance Goals; Per-Person Limit. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to one year or more than one year, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed. In all cases, the maximum Performance Award of any Participant shall be subject to the limitation set forth in Section 5.

(iv)    Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) during the given performance period, as specified by the Committee in accordance with Section 7(b)(iv). The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(v)    Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 7(b). Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Code Section 162(m). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change of Control) prior to the end of a performance period or settlement of such Performance Awards.

(c)    Annual Incentive Awards Granted to Designated Covered Employees. The Committee may grant an Annual Incentive Award to an Eligible Person who is designated by the Committee as likely to be a Covered Employee. Such Annual Incentive Award will be intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), and therefore its grant, exercise and/or settlement shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 7(c).

(i)    Grant of Annual Incentive Awards. Not later than the earlier of 90 days after the beginning of any performance period applicable to such Annual Incentive Award or the time 25% of such performance period has elapsed, the Committee shall determine the Covered Employees who will potentially receive Annual Incentive Awards, and the amount(s) potentially payable thereunder, for that performance period. The amount(s) potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) in the given performance period, as specified by the Committee. The Committee may designate an annual incentive award pool as the means by which Annual Incentive Awards will be measured, which pool shall conform to the provisions of Section 7(b)(iv). In such case, the portion of the Annual Incentive Award pool potentially payable to each Covered Employee shall be preestablished by the Committee. In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 5.

(ii)    Payout of Annual Incentive Awards. After the end of each performance period, the Committee shall determine the amount, if any, of the Annual Incentive Award for that performance period payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount. The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change of Control) prior to the end of a performance period or settlement of such Annual Incentive Award.

(d)    Written Determinations. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards and Annual Incentive Awards, the level of actual achievement of the specified performance goals relating to Performance Awards and Annual Incentive Awards, and the amount of any final Performance Award and Annual Incentive Award shall be recorded in writing in the case of Performance Awards intended to qualify under Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the performance objective relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

8.    Certain Provisions Applicable to Awards.

(a)    Stand Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary or affiliate, or any business entity to be acquired by the Company or a subsidiary or affiliate, or any other right of a Participant to receive payment from the Company or any subsidiary or affiliate; provided, however, that a 409A Award may not be granted in tandem with a Non-409A Award. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards. Subject to Sections 11(k) and (l), the Committee may determine that, in granting a new Award, the in-the-money or fair value of any surrendered Award or award may be applied to reduce the exercise price of any Option, grant price of any SAR, or purchase price of any other Award.

(b)    Term of Awards. The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Sections 6(b)(ii) and 6(c)(ii).

(c)    Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan (including Sections 11(k) and (l)) and any applicable Award document, payments to be made by the Company or a subsidiary or affiliate upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (subject to Sections 11(k) and (l)). Installment or deferred payments may be required by the Committee (subject to Section 11(e)) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock. In the case of any 409A Award that is vested and no longer subject to a risk of forfeiture (within the meaning of Code Section 83), such Award will be distributed to the Participant, upon application of the Participant, if the Participant has had an unforeseeable emergency within the meaning of Code Sections 409A(a)(2)(A)(vi) and 409A(a)(2)(B)(ii), in accordance with Section 409A(a)(2)(B)(ii).

(d)    Exemptions from Section 16(b) Liability. With respect to a Participant who is then subject to the reporting requirements of Section 16(a) of the Exchange Act in respect of the Company, the Committee shall implement transactions under the Plan and administer the Plan in a manner that will ensure that each transaction with respect to such a Participant is exempt from liability under Rule 16b-3 or otherwise not subject to liability under Section 16(b)), except that this provision shall not limit sales by such a Participant, and such a Participant may engage in other non-exempt transactions under the Plan. The Committee may authorize the Company to repurchase any Award or shares of Stock deliverable or delivered in connection with any Award (subject to Section 11(l)) in order to avoid a Participant who is subject to Section 16 of the Exchange Act incurring liability under Section 16(b). Unless otherwise specified by the Participant, equity securities or derivative securities acquired under the Plan which are disposed of by a Participant shall be deemed to be disposed of in the order acquired by the Participant.

9. Change of Control.

(a)    Effect of “Change of Control” on Non-Performance Based Awards. In the event of a “Change of Control,” the provisions of this Section 9(a) shall apply to non-performance based Awards, including Awards as to which performance conditions previously have been satisfied or are deemed satisfied under Section 9(b) and the applicable terms of the Award agreement, unless otherwise provided by the Committee in the Award agreement. In such case, if a Participant has a termination of employment or service during the period commencing immediately prior to the Change of Control and ending on the first anniversary of the Change of Control (“Change of Control Period”), which termination is initiated by the Company or a subsidiary other than for Cause (as defined below), then:

(i)    Any Award subject to forfeiture based on failure to satisfy a condition requiring continued employment or service shall thereupon become nonforfeitable;

(ii)    Any Award (other than an Award the exercise of which is within the control of the Participant without penalty, including under subparagraph (iii) hereof) subject to deferral of settlement shall be settled as promptly as practicable upon such termination, provided that, in the case of a 409A Award, such settlement shall be subject to Section 11(k) (including any requirement for a six month delay in settlement in the case of a key employee; and

(iii)    Any unexercised Option or SAR or other Award potentially exercisable by the Participant, whether or not exercisable by its terms on the date of such termination, shall thereupon be fully exercisable and may be exercised, in whole or in part for the greater of three (3) months following such termination or such longer period as may be provided under the applicable Option agreement (but only during the stated term of the Option), except, in the case of a 409A Award, to the extent such settlement would not be permitted under Code Section 409A.

(b)    Effect of “Change of Control” on Performance-Based Awards. In the event of a “Change of Control,” with respect to an outstanding Award subject to achievement of performance goals and conditions, such performance goals and conditions shall be deemed to be met or exceeded if and to the extent so provided by the Committee in the Award document governing such Award or other agreement with the Participant.

(c)    “Cause.” For purposes of this Section 9, the term “Cause” shall mean, unless otherwise defined in an Award agreement or employment or Change-of-Control agreement between the Company or a subsidiary and the Participant then in effect:

(i)    A Participant’s conviction of any felony under federal law or the law of the state in which the act occurred;

(ii)    Dishonesty by the Participant in the course of fulfilling his or her employment duties or service duties to the Company or a subsidiary; or

(iii)    Willful and deliberate failure on the part of the Participant to perform his or her employment or service duties to the Company or a subsidiary in any material respect, after reasonable notice of the non-performance and opportunity to correct it.

10.    Additional Award Forfeiture Provisions. The Committee may condition a Participant’s right to receive a grant of an Award, to exercise the Award, to retain Stock acquired in connection with an Award, or to retain the profit or gain realized by a Participant in connection with an Award, including cash received upon sale of Stock acquired in connection with an Award, upon compliance by the Participant with specified conditions relating to non-competition, confidentiality of information relating to the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its officers, directors and affiliates, and other requirements applicable to the Participant, including during specified periods following termination of employment or service to the Company.

11.    General Provisions.

(a)    Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee and subject to Section 11(k), postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change of Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change of Control.

(b)    Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary or affiliate thereof), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee, subject to any terms and conditions which the Committee may impose thereon (which may include limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act of 1933 specified by the Securities and Exchange Commission). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c)    Adjustments. In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spinoff, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate or, in the case of any outstanding Award, necessary in order to prevent dilution or enlargement of the rights of the Participant, then the Committee shall, in an equitable manner as determined by the Committee, adjust any or all of (i) the number and kind of shares of Stock which may be delivered in connection with Awards granted thereafter, (ii) the number and kind of shares of Stock by which annual per person Award limitations are measured under Section 5, (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Option (subject to Section 11(l)). In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or affiliate or other business unit, or the financial statements of the Company or any subsidiary or affiliate, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that the existence of such authority (i) would cause Options, SARs, or Performance Awards granted under Section 8 to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the performance goals relating to Options or SARs granted to Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder; and provided further, that adjustments to Non-409A Awards will be made only to the extent permitted under 409A.

(d)    Tax Provisions.

(i)    Withholding. The Company and any subsidiary or affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee, or in satisfaction of other tax obligations if such withholding will not result in additional accounting expense to the Company. Other provisions of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld, unless withholding of any additional amount of Stock will not result in additional accounting expense to the Company.

(ii)    Required Consent to and Notification of Code Section 83(b) Election. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

(iii)    Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b). If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten days thereof.

(e)    Changes to the Plan. The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareholders or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company’s shareholders for approval not later than the earliest annual meeting for which the record date is at or after the date of such Board action if the Board determines that such shareholder approval is required by any federal or state law or regulation or the rules of the New York Stock Exchange or any other stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to shareholders for approval; and provided further, that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any outstanding Award (for this purpose, actions that alter the timing of federal income taxation of a Participant will not be deemed material unless such action results in an income tax penalty on the Participant). Without the approval of shareholders, the Committee will not amend or replace previously granted Options in a transaction that constitutes a “repricing,” as such term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange. With regard to other terms of Awards, the Committee shall have no authority to waive or modify any such Award term after the Award has been granted to the extent the waived or modified term would be mandatory under the Plan for any Award newly granted at the date of the waiver or modification.

(f)    Right of Setoff. The Company or any subsidiary or affiliate may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or a subsidiary or affiliate may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, including but not limited to amounts owed under Section 10, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 11(f).

(g)    Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h)    Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.

(i)    Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j)    Compliance with Code Section 162(m). It is the intent of the Company that Options and SARs granted to Covered Employees and other Awards designated as Awards to Covered Employees subject to Section 7 shall constitute qualified “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder, unless otherwise determined by the Committee at the time of allocation of an Award. Accordingly, the terms of Sections 7(b), (c), and (d), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee as likely to be a Covered Employee with respect to a specified fiscal year. If any provision of the Plan or any Award document relating to a Performance Award that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

(k)     Certain Limitations on Awards to Ensure Compliance with Section 409A. For purposes of this Plan, references to an Award term or event (including any authority or right of the Company or a Participant) being “permitted” under Section 409A mean, for a 409A Award, that the term or event will not cause the Participant to be liable for payment of interest or a tax penalty under Section 409A and, for a Non-409A Award, that the term or event will not cause the Award to be treated as subject to Section 409A. Other provisions of the Plan notwithstanding, the terms of any 409A Award and any Non-409A Award, including any authority of the Company and rights of the Participant with respect to the Award, shall be limited to those terms permitted under Section 409A, and any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A. For this purpose, other provisions of the Plan notwithstanding, the Company shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Section 409A, any distribution subject to Section 409A(a)(2)(A)(i) (separation from service) to a “key employee” as defined under Section 409A(a)(2)(B)(i), shall not occur earlier than the earliest time permitted under Section 409A(a)(2)(B)(i), and any authorization of payment of cash to settle a Non-409A Award shall apply only to the extent permitted under Section 409A for such Award. Non-409A Awards that are “grandfathered” under Section 409A and that, but for such grandfathered status, would be deemed 409A Awards shall be subject to the terms and conditions of the Plan as amended and restated at May 26, 2005 other than Sections 6(b)(ii) and 6(c)(ii), provided that if any provision adopted by amendment to the Plan or an Award Agreement after October 3, 2004, would constitute a material modification of a grandfathered Non-409A Award, such provision will not be effective as to such Award unless so stated by the Committee in writing with specific reference to this last sentence of Section 11(k).

(l)    Certain Limitations Relating to Accounting Treatment of Awards. The Company intends that stock-denominated Awards (other than SARs) will qualify for fixed accounting under Accounting Principles Board Opinion 25 (“APB 25”), with the compensation measurement date for accounting purposes to occur at the date of grant or the date performance conditions are met if an Award is fully contingent on achievement of performance goals, unless the Committee specifically determines otherwise. Therefore, other provisions of the Plan notwithstanding, in order to preserve this fundamental objective of the Plan, if any authority granted to the Committee hereunder or any provision of the Plan or an Award agreement would result, under APB 25, in “variable” accounting or a measurement date other than the date of grant or the date such performance conditions are met, if the Committee was not specifically aware of such accounting consequence at the time such Award was granted or provision otherwise became effective, such authority shall be limited and such provision shall be automatically modified and reformed to the extent necessary to preserve the accounting treatment of the award intended by the Committee, subject to Section 11(e) of the Plan. This provision shall cease to be effective if and at such time as the Company elects to no longer account for equity compensation under APB 25.

(m)    Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award document shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

(n)    Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 11(n) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award is modified.

(o)    Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a subsidiary or affiliate, (ii) interfering in any way with the right of the Company or a subsidiary or affiliate to terminate any Eligible Person’s or Participant’s employment or service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award or an Option is duly exercised. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder.

(p)    Severability; Entire Agreement. If any of the provisions of this Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award documents contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

(q)    Preexisting Plans. Upon shareholder approval of the Plan as provided under Section 11(r), no further grants of Awards will be made under any Preexisting Plan.

(r)    Plan Effective Date and Termination. The Plan became effective at March 6, 2002, and was approved by shareholders on May 14, 2002. The amendment and restatement of the Plan shall be effective upon its approval by the Company’s shareholders by the affirmative vote of the holders of a majority of the voting securities of the Company present, or represented, and entitled to vote on the subject matter at the Company’s Annual Meeting of shareholders (provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal). Unless earlier terminated by action of the Board of Directors, the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.

Appendix B

NEW YORK STOCK EXCHANGE RULE REGARDING DIRECTOR INDEPENDENCE

303A.00 Corporate Governance Standards

303A.02 Independence Tests

In order to tighten the definition of “independent director” for purposes of these standards:

(a) No director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). Companies must identify which directors are independent and disclose the basis for that determination.

(b) In addition, a director is not independent if:

(i) The director is, or has been within the last three years, an employee of the listed company, or an immediate family member is, or has been within the last three years, an executive officer, of the listed company.

(ii) The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(iii) (A) The director or an immediate family member is a current partner of a firm that is the company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the listed company’s audit within that time.

(iv) The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee.

(v) The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

B-1

Appendix C

HORACE MANN EDUCATORS CORPORATION

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Organization

This charter governs the operations of the Audit Committee (“Committee”). The Committee shall be appointed by the Board and shall comprise at least three directors. All Committee members shall be independent of management and the Company. Members of the Committee shall be considered independent if they have no material relationship with the Company and do not receive any consulting, advisory or other compensatory fees from the Company, other than for services in the member’s capacity as a member of the Board or the Committee. All Committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the Committee, and at least one member of the Audit Committee shall have accounting or related financial management expertise and be considered a “financial expert” under applicable law.

Statement of Policy

The Committee shall provide assistance to the Board in fulfilling its oversight responsibility to the shareholders, the investment community, and others relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements, and the legal compliance and ethics programs as established by management and the Board. In so doing, it is the responsibility of the Committee to maintain free and open communication among the Committee, the independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power and funding to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

The primary responsibility of the Committee is to prepare the report that the rules of the Securities and Exchange Commission require be included in the Company’s annual proxy statement and to assist the Board’s oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence and (4) the performance of the Company’s internal audit function and independent auditors. The Committee shall also be directly responsible for the appointment, compensation and oversight of the Company’s independent auditors, including the resolution of disagreements between management and the auditor regarding financial reporting. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring processes of the Committee in carrying out its responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

The Committee shall:

(1)    Review the annual audited financial statements with management and the independent auditor, including major issues regarding accounting and auditing principles and practices and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Review with management and the independent auditor the adequacy of internal controls.

(2)    Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements.

(3)    Review with management and the independent auditor the effect of regulatory and accounting changes.

(4)    Generally discuss the type of information to be disclosed in earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

(5)    Review with management and the independent auditor the Company’s quarterly financial statements (including the results of the independent auditors’ reviews of the quarterly financial statements and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) prior to quarterly SEC filings.

(6)    Meet periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

(7)    Review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

(8)    Retain and terminate (subject, if applicable, to shareholder ratification) the Company’s independent auditors, which shall report directly to the Committee, on such terms as may be acceptable to the Committee, without the need to seek approval from the Board; provided that the Committee may seek input from management and the Board regarding the retention and termination of the Company’s independent auditors.

(9)    Review the experience and qualifications of the senior members of the independent auditor team and the quality control procedures of the independent auditor.

(10)    Review the aggregate annual fees billed by the independent auditor for the most recently completed fiscal year for audit services and all other services performed by the independent auditor for the Company including audit related services, and approve the fees to be paid to the independent auditor.

(11)    Approve in advance any significant audit and all non-audit engagements or services between the corporation and the independent auditors, other than “prohibited non-auditing services” as defined by regulatory authorities. The Committee may delegate to one or more of its members the authority to approve in advance all significant audit and all non-audit services to be provided by the independent auditors so long as it is presented to the full Committee at a later time.

Pre-approval is not necessary for de minimis audit services as long as such is presented to the full Committee at the next regularly scheduled meeting.

(12)    At least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the Company. Based on this report and such other information as the Committee may deem appropriate, the Committee evaluates the qualifications, performance and independence, including whether to implement a regular rotation of the lead audit partner and/or the audit firm, of the independent auditors and take appropriate action. The Committee shall present its conclusions with respect to the independent auditor to the Board.

(13)    Set clear hiring policies for employees or former employees of the independent auditors.

(14)    Review the appointment and performance of the senior internal auditing executive.

(15)    Meet with the senior internal auditing executive to review the annual audit plan, including staffing and budget.

(16)    Review the significant reports to management prepared by the internal auditors and management’s responses.

(17)    Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

(18)    Discuss with the independent auditor the matters required to be discussed by all relevant Statements on Auditing Standards, including but not limited to Statement on Auditing Standard No. 61, relating to the conduct of the audit.

(19)    Review with management and the independent auditor any correspondence with regulators or governmental agencies or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

(20)    Establish and maintain procedures to receive, retain and respond to complaints and the confidential, anonymous submission by the Company’s employees of concerns regarding accounting, internal controls or other auditing matters.

(21)    Review with the independent and internal auditors any problems or difficulties such auditors may have encountered and any resultant management or other letter provided by the auditors and the Company’s response to that letter. Such review should include:

(a)    Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreement with management.

(b)    Any changes required in the planned scope of the audits.

(c)    Any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or for other reason).

(d)    A discussion of any communication between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement.

(e)    Any “management” or “internal control” letters issued, or proposed to be issued, by the audit firm to the Company.

(22)    Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement and such other reports as may be required.

(23)    Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Ethics and Code of Conduct.

(24)    Review and re-assess annually the Company’s Code of Ethics and Code of Conduct and recommend any proposed changes to the Board.

(25)    Meet at least quarterly with the General Counsel and review any exceptions to the Company’s Code of Ethics and Code of Conduct.

(26)    Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

(27)    At the Committee’s discretion, meet at least quarterly with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

(28)    Meet at least four times annually with agendas for such meetings prepared or approved in advance by the Committee Chairperson.

(29)    As appropriate, obtain advice and assistance from outside legal, accounting or other advisors, without the need to seek approval from the Board.

(30)    Report regularly to the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the Company’s internal audit function.

(31)    Review Committee charter at least annually and obtain Board of Directors approval.

(32)    The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee including its members by reviewing the compliance of the Committee with this Charter. The Committee shall conduct such other evaluations and reviews in such manner as it deems appropriate or as required by applicable law or regulation.

Horace Mann Educators Corporation 1 Horace Mann Plaza Springfield, Illinois 62715-0001 217-789-2500 www.horacemann.com	HA-C00353 (Mar. 05)

HORACE MANN EDUCATORS CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

MAY 26, 2005

The undersigned Shareholder of Horace Mann Educators Corporation (the “Company”) hereby appoints Joseph J. Melone and Louis G. Lower II or any of them, with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of the Company (the “Meeting”), to be held on May 26, 2005 at 9:00 a.m. at The Renaissance Springfield Hotel, 701 East Adams Street, Springfield, Illinois, and at any adjournment thereof and to vote all shares of Common Stock of the Company held or owned by the Undersigned as directed on the reverse side and in their discretion upon such other matters as may come before the Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON PROPOSAL 4.

(TO BE SIGNED ON OTHER SIDE.)

ANNUAL MEETING OF SHAREHOLDERS OF

HORACE MANN EDUCATORS CORPORATION

May 26, 2005

1. Election of Directors.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

HORACE MANN EDUCATORS CORPORATION

May 26, 2005

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Election of Directors.

NOMINEES:

FOR ALL NOMINEES

William W. Abbott

Mary H. Futrell

WITHHOLD AUTHORITY

Stephen J. Hasenmiller

FOR ALL NOMINEES

Louis G. Lower II

Joseph J. Melone

FOR ALL EXCEPT

Jeffrey L. Morby

(See instructions below)

Shaun F. O’Malley

Charles A. Parker

2. Approval of the Amended and Restated 2002 Incentive

Compensation Plan.

3. Ratification of the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2005.

4. To consider and take action with respect to such other matters as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED

ENVELOPE PROVIDED TO AMERICAN STOCK TRANSFER & TRUST

COMPANY, 59 MAIDEN LANE, NEW YORK, N.Y. 10038.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder Date: Signature of Shareholder Date:

FOR AGAINST ABSTAIN